UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )
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Soliciting Material under §240.14a-12

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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AMERICAN EQUITY
INVESTMENT LIFE HOLDING COMPANY
6000 Westown Parkway
West Des Moines, Iowa 50266
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
June 10, 2021
Meeting Date:
Thursday, June 10, 2021

Time:
8:30 a.m., Central Daylight Time

Location:
6000 Westown Parkway, West Des Moines, IA 50266

The Annual Meeting of Shareholders of American Equity Investment Life Holding Company will be held for the following purposes:
1.
To elect four directors to three-year terms and one director to a one-year term.

2.
To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2021.

3.
To hold an advisory vote to approve the compensation of our named executive officers.

4.
To transact such other business that may properly come before the meeting.

Shareholders of record at the close of business on the record date, April 15, 2021, are entitled to the notice of and to vote at the meeting. It is important that your shares be represented and voted at the meeting. Whether or not you plan to attend the meeting, please vote your shares in one of the following ways:
Telephone	Internet	Mail

By telephone;	Through the Internet; or	If you received a paper copy of the proxy statement, by completing, signing and promptly returning the enclosed proxy card in the enclosed postage-paid envelope.
By Order of the Board of Directors
Phyllis Zanghi
Secretary
West Des Moines, Iowa
April 28, 2021

PROXY STATEMENT
AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY
Annual Meeting of Shareholders
June 10, 2021

Annual Meeting and Proxy Solicitation Information
A Notice Regarding the Availability of Proxy Materials
American Equity Investment Life Holding Company, 6000 Westown Parkway, West Des Moines, Iowa 50266 (referred to in this proxy statement as the “Company” or as “we,” “our” or “us”) is using “notice and access” to distribute proxy materials to shareholders, which means this proxy statement and the Company’s Annual Report to Shareholders will be made available on the Internet instead of mailing a printed copy to each shareholder. Shareholders who receive a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail will not receive a printed copy of these materials other than as described below. The Notice contains instructions as to how shareholders may access and review all of the important information contained in the materials on the Internet, including how to submit proxies. The Notice is first being mailed on or about April 28, 2021.
If you would prefer to receive a printed copy of the Company’s proxy materials, please follow the instructions for requesting printed copies included in the Notice. Shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. Choosing to receive future proxy materials by email will save the Company the cost of printing and mailing documents to shareholders and will reduce the impact of the annual meeting on the environment. A shareholder’s election to receive proxy materials by email will remain in effect until the shareholder terminates it.
General Information
This proxy statement is provided to the shareholders of the Company in connection with the solicitation of proxies by the Board of Directors for the annual meeting of shareholders to be held on June 10, 2021 (“Annual Meeting”), at the time and place shown in the Notice of Annual Meeting of Shareholders, and at any adjournment. To obtain directions to the Annual Meeting, you may contact us at our toll-free number: 1-888-221-1234.
We will bear all expenses in connection with this solicitation. Proxies may be solicited by the Board of Directors or management personally, telephonically or electronically.
Voting Rights
Only shareholders of record as of the close of business on April 15, 2021 will be entitled to the notice of and to vote at the Annual Meeting. We have a single class of voting common stock, $1 par value per share (“Common Stock”), of which 95,472,614 shares were outstanding and entitled to vote on such date. Each share is entitled to one vote.
Shares present in person or represented by proxy at the Annual Meeting will be tabulated to determine if a quorum is present. A quorum is present if a majority of the votes entitled to be cast on a matter are represented for any purpose at the Annual Meeting. Votes withheld for any director, broker non-votes and abstentions represented at the Annual Meeting will be counted for quorum purposes. Votes will be tabulated under the supervision of Alliance Advisors, L.L.C., which has been designated by the Board of Directors as inspector of the election.
If your shares of Common Stock are held in the name of a bank, broker or other holder of record, you will receive instructions from that holder to vote your shares at the Annual Meeting. Contact your bank, broker or other holder of record directly if you have any questions. Even if you do not provide instructions, your bank, broker or other holder of record may vote your shares on certain “routine matters.” The New York Stock Exchange (“NYSE”) considers Proposal 2 to be a “routine matter.” As a result, without instructions from you, your broker is permitted to vote your shares on this matter at its discretion. A broker non-vote occurs when a broker does not vote on some matter because the broker has not received instructions from you and does not have discretionary voting power for that particular item. Proposals 1 and 3 are considered “non-routine matters” and, therefore, brokers may not vote on these matters unless they receive specific voting instructions from you.
If you plan to attend the Annual Meeting and vote in person, you will have the opportunity to obtain a ballot when you arrive. If your shares of Common Stock are not registered in your own name and you plan to attend the Annual Meeting and vote your shares in person, you will need to contact the broker or agent in whose name your shares are registered to obtain a broker’s proxy card. You will need to bring the broker’s proxy card with you to the Annual Meeting in order to vote.
Voting
If you vote by proxy, the individuals named on the proxy card (your proxies) will vote your shares in the manner you indicate. If you sign, date and return the proxy card without indicating your instructions on how to vote your shares, the proxies will vote your shares as follows:
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“FOR” the election of the five director nominees;

2021 Proxy Statement	1

•
“FOR” the ratification of the appointment of Ernst & Young LLP (“EY”) as our independent registered public accounting firm for 2021; and

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“FOR” the approval of the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (“SEC”).

If any other matter is presented at the Annual Meeting, your proxies will vote in accordance with their best judgment. At the time this proxy statement was printed, we knew of no other matters to be addressed at the Annual Meeting.
If you are a registered shareholder (that is, you own shares of Common Stock in your own name and not through a broker, nominee or in some other “street name”), you may vote by telephone, through the Internet or by obtaining a proxy card and returning it by mail. Please see the Notice for instructions on how to access the telephone and Internet voting systems. If you hold your shares in “street name,” your broker or other nominee will advise you on whether you may vote by telephone or through the Internet as an alternative to voting by proxy card.
A proxy may be revoked at any time prior to the close of voting at the Annual Meeting. Such revocation may be made in person at the Annual Meeting, by notice in writing delivered to the Corporate Secretary of the Company, by voting by telephone or through the Internet at a later date or by a proxy bearing a later date.
The Board of Directors urges you to take advantage of internet or telephone voting. Instructions are included in the Notice or the proxy card.
2	2021 Proxy Statement

Proposal 1—Election of Directors
The Board of Directors presently consists of fourteen members. Each member of the Board of Directors has been appointed to one of three classes with three-year terms expiring on a staggered basis. The terms of the five directors presently serving as the Class III Directors expire at the Annual Meeting.
The nominees to serve as Class III Directors are Brenda J. Cushing, Douglas T. Healy, David S. Mulcahy, and Sachin Shah. Each is nominated for a term of three years expiring at the annual meeting of shareholders in 2024, or until their respective successors are elected and qualified, subject to their prior death, resignation or removal.
A.J. Strickland, who presently serves as a Class III Director, is nominated to serve as a Class I Director for a term of one year expiring at the annual meeting of shareholders in 2022, or until his successor is elected and qualified, subject to his prior death, resignation or removal. In August 2020, the Company adopted a tenure/retirement provision in its Corporate Governance Guidelines that no person may be elected or reelected to the Board of Directors for a term during which that person would attain the age of eighty (80). While Mr. Strickland will attain his 80th birthday prior to the annual meeting of shareholders in 2022, the Board of Directors believes the Company and the Company’s shareholders would benefit from continuing to have Mr. Strickland’s knowledge and experience available through the date of such meeting and has agreed to waive this policy for Mr. Strickland for one year, in deference to, and completion of, the review discussed in the Corporate Governance section of this document.
Ms. Cushing and Messrs. Healy, Mulcahy, Shah, and Strickland are independent under the requirements of the Sarbanes-Oxley Act of 2002 (“SOX”), and rules adopted by the SEC, as well as the corporate governance listing standards of the NYSE (“NYSE Rules”).
On August 26, 2020, the Board of Directors increased its size from twelve to thirteen directors effective September 8, 2020. Douglas T. Healy was appointed by the Board of Directors to fill the vacancy created by the increase in the number of directors and to serve on the Investment and Risk Committees. Mr. Healy’s initial term expires on the date of the Annual Meeting and he serves as a Class III Director.
Pursuant to the Investment Agreement executed by the Company and Brookfield Asset Management Inc. and Burgundy Acquisitions I Ltd. (collectively “Brookfield”) dated October 17, 2020, Brookfield received the right to appoint an individual to the Company’s Board of Directors. On November 30, 2020, the Board of Directors increased its size from thirteen to fourteen directors effective contemporaneously therewith. Brookfield’s designee, Sachin Shah, was appointed by the Board of Directors to fill the vacancy created by the increase in the number of directors. Mr. Shah’s initial term expires on the date of the Annual Meeting and he serves as a Class III Director.
The Board of Directors anticipates the nominees will serve. In the event a nominee is unable to do so, proxies will be voted for such substitute nominee as the Board of Directors in its discretion may recommend. Proxies will be voted for the election of the nominees unless the shareholder giving the proxy withholds authority or votes against any nominee.
Directors are elected by a plurality of the votes cast by the shares entitled to vote at the Annual Meeting.
The Board of Directors unanimously recommends you vote FOR the nominees listed below.
Class III Directors Nominated for a Term that Expires at the 2024 Annual Meeting
Brenda J. Cushing, 57, has served as a director since March 2017. Ms. Cushing has been an independent insurance consultant since August 2015. From August 2014 to August 2015, Ms. Cushing served as Executive Vice President and Chief Financial Officer of Athene Holding Ltd., a retirement services company, and from October 2013 to August 2014, Ms. Cushing served as Executive Vice President and Chief Financial Officer of Athene USA Corp., a subsidiary of Athene Holding Ltd. From 2008 until its acquisition by Athene Holding Ltd. in 2013, Ms. Cushing served as Executive Vice President and Chief Financial Officer of Aviva USA Corp., a diversified financial company that offered long-term savings, insurance and retirement income products. Ms. Cushing is a certified public accountant and has been involved in the insurance industry for over 25 years. Ms. Cushing’s financial expertise and insurance company financial leadership for over two decades led the Board of Directors to conclude that Ms. Cushing should serve as a director of the Company.
Member: Audit and Compensation Committees
Douglas T. Healy, 56, has served as a director since September 2020. Mr. Healy currently serves as a senior advisor to a number of companies in the financial, technology and non-profit sectors. Prior to his current activities, Mr. Healy had more than 30 years of senior leadership experience at major financial and asset management firms including Credit Suisse, AXA Investment Managers and CS First Boston and has a deep knowledge of the insurance industry,
2021 Proxy Statement	3

investment strategy and asset allocation. Mr. Healy is a Chartered Financial Analyst and also serves as Director and Treasurer of The Eagle Academy Foundation. Mr. Healy’s financial and insurance expertise and asset management firm leadership for over 30 years led the Board of Directors to conclude that Mr. Healy should serve as a director of the Company.
Member: Investment and Risk Committees
David S. Mulcahy, 68, has served as a director since 2011. He has served as the independent Chairman of our Board of Directors since April 2021 and served as the audit committee chairman from 2011 to 2021. Mr. Mulcahy is our Lead Independent Director. He previously served as a member of the Company’s Board of Directors from 1996 to 2006. He also serves as a director of American Equity Investment Life Insurance Company of New York. Mr. Mulcahy has served as non-executive Board Chairman of Workiva Inc. (NYSE: WK) since June 2018, and as a member of the board of directors since the initial public offering in 2014. He served as chairman of the compensation committee from 2014 to 2018. Workiva Inc. is a cloud-based platform serving a global client base including 75% of the Fortune 500®. Mr. Mulcahy is the chairman of Monarch Materials Group, Inc., which manufactures and sells building products into the concrete construction industry. Mr. Mulcahy also serves as president and chairman of the board of directors of MABSCO Capital, Inc., which provides portfolio management services. Mr. Mulcahy is an active investor in private companies and previously managed private equity capital for numerous banks and insurance companies. He is a certified public accountant (inactive) who was a partner with EY, where he specialized in mergers and acquisitions. Mr. Mulcahy is a graduate of the University of Iowa. Mr. Mulcahy’s extensive background and experience in business management, financial reporting and accounting contribute valuable perspective and experience to our Board of Directors and led the Board of Directors to conclude that Mr. Mulcahy should serve as a director of the Company.
Member: Executive, Audit and Innovation & Technology Committees
Sachin Shah, 44, has served as a director since November 2020. Mr. Shah currently is Managing Partner, Chief Investment Officer of Brookfield Asset Management Inc., and Vice Chair of Brookfield Renewable Group. Since 2002, Mr. Shah has been with Brookfield Asset Management Inc., a leading global alternative asset manager with approximately $575 billion of assets under management across its real estate, infrastructure, renewable power, private equity, and credit strategies. He has held a variety of senior roles across the organization, including Chief Executive Officer of Brookfield Renewable Partners from 2015 to 2020. Mr. Shah’s financial and asset management expertise and experience led the Board of Directors to conclude that Mr. Shah should serve as a director of the Company.
Class I Director Nominated for a Term Expiring at the 2022 Annual Meeting
A.J. Strickland, III, 79, has served as a director since 1996. He has been the Thomas R. Miller Professor of Strategic Management in the Graduate School of Business at the University of Alabama since 1969. Dr. Strickland was a director of United Security Bancshares, Inc. from 2013 to 2017 and a director of Twenty Services, Inc. until March 2014. Dr. Strickland is also the co-author of many strategic management books and texts used at universities worldwide. In addition, he conducts frequent industry and competitive analyses of domestic and international firms. Dr. Strickland’s extensive knowledge of strategic management and the finance industry arising from his academic experience led the Board of Directors to conclude that Dr. Strickland should serve as a director of the Company.
Member: Compensation and Innovation & Technology Committees
Class I Directors Whose Terms Expire at the 2022 Annual Meeting
Anant Bhalla, 43, has served as a director since January 2020. Effective January 27, 2020, Mr. Bhalla was appointed President of the Company, and effective March 1, 2020, he was appointed Chief Executive Officer. Prior to that, Mr. Bhalla was a partner of Bhalla Capital Partners from March 2019 to January 2020. From 2016 until 2019, he served as Executive Vice President and Chief Financial Officer of Brighthouse Financial, Inc. ("Brighthouse"). From 2014 until 2016, he served as Chief Financial Officer of Retail business for MetLife. Prior to MetLife, Mr. Bhalla served in numerous senior roles including Chief Risk Officer, Treasurer and other management roles at Fortune 500 companies, including American International Group, Lincoln National Corporation, and Ameriprise Financial Services ("Ameriprise Financial"). Mr. Bhalla’s financial expertise, proven public company strategic leadership, and extensive knowledge of, and background in, the Company’s industry and business led the Board of Directors to conclude that Mr. Bhalla should serve as a director of the Company.
Member: Executive and Investment Committees
John M. Matovina, 66, has served as a director since 2000. He served as non-executive Chairman from April 16, 2020 until April 1, 2021. He served as Chairman from April 2017 until April 15, 2020 and served as Chief Executive Officer
4	2021 Proxy Statement

and President of the Company from 2012 until March 1, 2020 and January 27, 2020, respectively. He served as Chief Financial Officer and Treasurer of the Company from 2009 to 2012 and as the Company’s Vice Chairman from 2003 to April 2017. Mr. Matovina was a private investor and a financial consultant from 1997 to 2003. From 1983 through 1996, he was a senior financial officer of The Statesman Group, Inc. (“Statesman”) and many of its subsidiaries, and, prior to Statesman’s acquisition in 1994, he served as Statesman’s Chief Financial Officer, Treasurer and Secretary. Mr. Matovina is a certified public accountant and has more than 30 years of experience in the life insurance industry. Mr. Matovina’s former role as Chief Executive Officer of the Company as well as his years of experience in, and extensive knowledge of, the life insurance industry led the Board of Directors to conclude that Mr. Matovina should serve as a director of the Company.
Member: Executive, Investment and Risk Committees
Alan D. Matula, 60, has served as a director since December 2015. He has served as the Chief Information Officer of Weber-Stephen Products LLC, a privately owned company which manufactures charcoal, gas and electric outdoor grills and accessories, since December 2015. Mr. Matula worked for the Royal Dutch Shell plc organization for over 30 years. During that time, he served in various information technology capacities for the parent company and several of its subsidiaries, including Chief Information Officer for Royal Dutch Shell plc from 2006 to 2015. Mr. Matula’s experience as Chief Information Officer overseeing technology and cyber-related risks as well as his deep business experience led the Board of Directors to conclude that Mr. Matula should serve as a director of the Company.
Member: Innovation & Technology and Risk Committees
Gerard D. Neugent, 69, has served as a director since 2010. He has served as Co-Chairman of Knapp Properties, L.C. since 2017 and served as Chief Executive Officer of Knapp Properties, Inc. (“Knapp Properties”) from 2014 until 2020 and President from 2014 to 2017 and served as President and Chief Operating Officer of Knapp Properties from 1993 until 2014. His primary duties include real estate transactions, development and management. Mr. Neugent received his law degree from Drake University. Mr. Neugent’s experience in real estate and business management as well as his legal background led the Board of Directors to conclude that Mr. Neugent should serve as a director of the Company.
Member: Nominating and Corporate Governance Committee
Class II Directors Whose Terms Expire at the 2023 Annual Meeting
Joyce A. Chapman, 76, has served as a director since 2008. She worked for over 35 years with West Bank, West Des Moines, Iowa until her retirement in 2006. While at West Bank, Ms. Chapman served in various capacities related to bank administration and operations. From 1975 until her retirement from the board in 2018, Ms. Chapman served as a director for West Bank and West Bancorporation, Inc. Ms. Chapman has served in numerous positions of leadership in philanthropic and banking industry organizations. Ms. Chapman’s leadership experience in various organizations and her experience in the banking industry led the Board of Directors to conclude that Ms. Chapman should serve as a director of the Company.
Member: Compensation and Nominating and Corporate Governance Committees
James M. Gerlach, 79, has served as a director since 1996. He served as Executive Vice President of the Company from 1996 until his retirement in 2011. Prior to joining the Company, Mr. Gerlach served as Executive Vice President of American Life and Casualty Insurance Company, a wholly-owned subsidiary of Statesman, and as Executive Vice President and Treasurer of Vulcan Life Insurance Company, a subsidiary of American Life and Casualty Insurance Company. Mr. Gerlach was active in the insurance industry for over 45 years. Mr. Gerlach’s knowledge of the Company’s operations as well as his years of experience in the insurance industry led the Board of Directors to conclude that Mr. Gerlach should serve as a director of the Company.
Member: Investment and Nominating and Corporate Governance Committees
Robert L. Howe, 78, has served as a director since 2005. He served the State of Iowa Insurance Division from 1964 to 2002 in various capacities. He was named Deputy Commissioner and Chief Examiner in 1985 and served in that position until his retirement in 2002. During this time, Mr. Howe was responsible for the financial oversight of 220 domestic insurance companies. Since his retirement, Mr. Howe has been a self-employed insurance consultant. Mr. Howe served as a director of EMC National Life Company from 2003 until 2007, and, from 2007 until 2018, Mr. Howe served as a director of EMC Insurance Group. He also served as the designated financial expert on the board of directors of EMC Insurance Group. Mr. Howe is a certified financial examiner, certified insurance examiner, certified government financial manager and accredited insurance receiver. Mr. Howe’s experience in the financial
2021 Proxy Statement	5

oversight of insurance companies and his expertise in finance led the Board of Directors to conclude that Mr. Howe should serve as a director of the Company.
Member: Audit and Executive Committees
Michelle M. Keeley, 56, has served as a director since 2020. She is a retired Executive Vice President of equities and fixed income investments for RiverSource Investments, LLC, the asset management division of Ameriprise Financial. Ms. Keeley worked for American Express and its publicly-traded spin-off, Ameriprise Financial, from 2002 to 2010. Prior to joining American Express, Ms. Keeley was a managing director with Zurich Global Assets from 1990 to 2002. In November 2014, Ms. Keeley was elected to serve as an independent director on the board of the Federal Home Loan Bank of Des Moines. Currently, she serves as chair of the human resources and compensation committee and a member of the finance and planning and executive committees for the board of the Federal Home Loan Bank of Des Moines. In 2015, Ms. Keeley became a director of the Bridge Builder Mutual Fund Series, an affiliated company of Edward Jones Financial Services. Ms. Keeley serves on all committees of the board of the Bridge Builder Mutual Fund Series. Ms. Keeley’s executive experience in capital markets and financial services, as well as her board experience with a bank and a mutual fund company led the Board of Directors to conclude that Ms. Keeley should serve as a director of the Company.
Member: Investment and Risk Committees
William R. Kunkel, 64, has served as a director since June 2016. He served as General Counsel of the Archdiocese of Chicago from November 2016 until July 31, 2020. From 2012 through April 1, 2016, he served as the Company’s Executive Vice President, Legal and General Counsel. Prior to joining the Company, Mr. Kunkel was a partner at the international law firm of Skadden, Arps, Slate, Meagher & Flom LLP for over 25 years, where he focused his practice on mergers and acquisitions, corporate finance and other corporate governance and securities matters. Mr. Kunkel’s experience as an executive of the Company and as legal counsel to the Company as well as his expertise in corporate governance and corporate finance led the Board of Directors to conclude that Mr. Kunkel should serve as a director of the Company.
Member: Nominating and Corporate Governance and Risk Committees
Director Qualifications and Experience
The Board of Directors believes that the nominees and directors possess skills and qualifications that are relevant to and cover the areas that impact the Company’s current and evolving business. The Board of Directors believes that the combination of the directors’ backgrounds and skills will result in a Board of Directors that continues to be well-equipped to exercise oversight responsibilities on behalf of the Company’s stakeholders.
The table below provides a summary of the skills and qualifications of each nominee and director:
	Bhalla	Chapman	Cushing	Gerlach	Healy	Howe	Keeley	Kunkel	Matovina	Matula	Mulcahy	Neugent	Shah	Strickland
Financial Services	✓	✓	✓		✓		✓	✓			✓
Insurance	✓		✓	✓	✓	✓	✓	✓	✓
Risk Management	✓		✓		✓		✓	✓		✓	✓	✓
Financial Reporting/Accounting	✓	✓	✓	✓		✓			✓		✓		✓	✓
Brand and Marketing	✓	✓								✓	✓			✓
Executive Compensation							✓	✓	✓		✓	✓		✓
Human Resources/Talent Management	✓	✓	✓				✓			✓				✓
Information Technology/Cybersecurity										✓	✓			✓
Investment Management/Asset Allocation	✓				✓		✓						✓
Legal/Insurance Regulatory	✓		✓	✓	✓	✓	✓	✓	✓		✓	✓
Other Public Company Board Experience		✓				✓	✓				✓		✓	✓
6	2021 Proxy Statement

Board and Corporate Governance Information
Corporate Governance
The Company is committed to the highest standards of business conduct in our relationships internally and with outside parties. This requires conducting our business in accordance with all applicable laws and regulations and in accordance with the highest standards of business conduct. The Company has established a Code of Business Conduct and Ethics (the “Code of Conduct”) to assure uniformity in standards of conduct. The Code of Conduct applies to the Company’s directors, officers and employees. The Code of Conduct is available as “Code of Conduct” under “Corporate Governance” accessible through the “Investor Relations” link on the Company’s website at www.american-equity.com. A copy of the Code of Conduct is available in print. Requests should be sent to the Corporate Secretary at 6000 Westown Parkway, West Des Moines, Iowa 50266.
In April 2021, the Board of Directors engaged a nationally recognized corporate governance expert as an independent consultant to perform a review of the Board of Directors’ and its committees’ composition, tenure, charters, guidelines and processes, informed by industry corporate governance best practices. At the request of the Board of Directors, a working group of directors will work closely with the Company's independent advisors and report its findings and make recommendations to the Board of Directors later in 2021, at which time the Board of Directors anticipates adopting such of the working group's recommendations as the Board of Directors may determine are in the best interests of the Company and its shareholders.
Board Leadership Structure
Mr. Mulcahy serves as Chairman of the Board of Directors and Lead Independent Director. As Chairman of the Board of Directors, Mr. Mulcahy’s focus is on board effectiveness, governance and processes and facilitating the Board of Directors' oversight of company strategy, risks and performance management. Mr. Mulcahy’s long-term service as a member of the Board of Directors, as well as his other public company board leadership, accounting, business building and general management experience make him the appropriate leader of the Board of Directors. Mr. Mulcahy works with the other members of the Board of Directors to provide independent oversight of the Company. Among other things, Mr. Mulcahy serves as principal liaison among the independent directors and senior management. Mr. Mulcahy also chairs executive sessions of the independent and non-management directors.
Board of Directors’ Oversight of Risk Management
The Board of Directors oversees the Company’s strategy and risk framework, as effective risk oversight is fundamental to delivering long-term value to shareholders. The Board of Directors, with the assistance of its committees, oversees that the Company’s business plans align to the Company’s overall risk appetite. The Board of Directors and the committees review and approve the Company’s risk appetite statement, review significant risk policies and regularly discuss with management the Company’s performance risk targets. While the Board of Directors has ultimate oversight responsibility for the risk management process, various committees of the Board of Directors also have responsibility for risk management. For example, the Audit Committee focuses on financial reporting risk, including internal controls. The Risk Committee focuses on non-financial risks, liquidity risk and insurance risk. Additionally, the Compensation Committee is responsible for creating incentives that encourage a level of risk-taking behavior consistent with the Company’s business strategy. Finally, the Investment Committee focuses on credit risk and market risk and investment policies and activities.
The responsibility for the day-to-day management of risk and balancing risk-reward business decisions lies with the Chief Executive Officer and our management. The Company has an enterprise risk management (“ERM”) policy approved by the Board of Directors and implemented by an ERM Committee comprised of the Chief Risk Officer and other members of senior management who, among other things, review and discuss reports from other members of management regarding the Company’s risk management activities, including the areas management has identified as our major risk exposures, and the steps taken to monitor and manage those exposures. The Chief Executive Officer, Chief Risk Officer and ERM Committee are responsible for reporting the risk profile, risk trends and key risk metrics to the Risk Committee.
The Company has a Disclosure Committee comprised of  (i) the Audit Committee Chair, who also serves as Chairman for the Disclosure Committee, (ii) the Chief Financial Officer, (iii) the Chief Accounting Officer and (iv) the General Counsel of the Company. The purpose of the Disclosure Committee is to assist senior officers of the Company in fulfilling the Company’s and their responsibilities regarding the identification and disclosure of material information about the Company and the accuracy, completeness and timeliness of the Company’s financial reports, SEC reports and press releases concerning material matters.
2021 Proxy Statement	7

Majority of Independent Directors
Our Board of Directors presently includes fourteen members, and it has affirmatively determined the following twelve are independent under applicable requirements:
Joyce A. Chapman
Brenda J. Cushing
James M. Gerlach
Douglas T. Healy
Robert L. Howe
Michelle M. Keeley
William R. Kunkel
Alan D. Matula
David S. Mulcahy
Gerard D. Neugent
Sachin Shah
A. J. Strickland, III
Gerard D. Neugent is the Co-Chairman of Knapp Properties, L.C. which directly or through its affiliate, Knapp Properties, provides property management services to the owner of the building where the Company has its principal executive offices in West Des Moines, Iowa. The aggregate amount of fees paid to Knapp Properties by the owner of the building with respect to the Company’s offices is immaterial in amount to both the Company and to Knapp Properties. Mr. Neugent owns through a family trust 4.72% of William C. Knapp, L.C., which is a 50% owner of West Lake Properties, L.C. West Lake Properties, L.C. owns a warehouse building, a portion of which is leased to the Company. The aggregate amount of rent and expenses relating to the warehouse space is immaterial in amount to both the Company and William C. Knapp, L.C.
David S. Mulcahy is the independent Chairman of the Board, a director and shareholder of Workiva Inc. The Company has entered into a subscription agreement with Workiva Inc. to utilize certain software. The fees paid to Workiva Inc. in 2020 pursuant to the subscription agreement are immaterial to the Company and to Workiva Inc.
The independent directors meet in executive session as a part of all regular quarterly meetings of the Board of Directors and as part of other meetings of the Board of Directors when warranted. At each executive session, the independent Chairman and Lead Independent Director presides. The Board of Directors has adopted Corporate Governance Guidelines, which are available as “Guidelines” under “Corporate Governance” accessible through the “Investor Relations” link on our website at www.american-equity.com and are also available in print for any shareholder upon request.
Any interested parties desiring to communicate with a member (or all members) of the Board of Directors regarding the Company may directly contact such directors by mail or electronically. To communicate with the Board of Directors, any individual director or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual director or group or committee of directors by either name or title. All mail correspondence should be sent to the Corporate Secretary at 6000 Westown Parkway, West Des Moines, Iowa 50266. All electronic correspondence should be sent to the Corporate Secretary at corpsecretary@american-equity.com. All correspondence received by the Corporate Secretary will be categorized and then forwarded to the Board of Directors, the individual director or any group or committee of directors.
Meetings and Committees of the Board of Directors
The Board of Directors met fifteen times in 2020, and each of the directors attended at least 75% of the meetings of the Board of Directors and the committee meetings for any committee on which he or she served during 2020. We currently have seven permanent committees, as described below. Under our Corporate Governance Guidelines, a
8	2021 Proxy Statement

director is invited and encouraged to attend the Annual Meeting. All directors attended the 2020 Annual Meeting of Shareholders, and participated telephonically due to the COVID-19 pandemic.
Board Committee	Current Members	Meetings During 2020
Audit	Cushing, Howe, Mulcahy	10
Compensation	Chapman, Cushing, Strickland	12
Nominating & Corporate Governance	Chapman, Gerlach, Kunkel, Neugent	4
Executive	Bhalla(1), Howe, Matovina, Mulcahy	2
Investment	Bhalla(1), Gerlach, Healy(2), Keeley(3), Matovina	3
Risk	Healy(2), Keeley(3), Kunkel, Matovina, Matula	8
Innovation & Technology	Matula, Mulcahy, Strickland	2

(1)
Mr. Bhalla was appointed to the Board of Directors and became a member of the Executive and Investment Committees on January 27, 2020.

(2)
Mr. Healy was appointed to the Board of Directors and became a member of the Investment and Risk Committees on September 8, 2020.

(3)
Ms. Keeley was appointed to the Board of Directors and became a member of the Investment and Risk Committees on June 4, 2020.

The Audit Committee performs the following functions, among others: (i) assists the Board of Directors’ oversight of (a) the integrity of our financial statements and systems of internal control over financial reporting; (b) our compliance with legal and regulatory requirements as they pertain to the financial statements and annual audit process; (c) our independent registered public accounting firm’s qualifications and independence; and (d) the performance of our independent registered public accounting firm and our internal audit function; and (ii) prepares the annual report on audit disclosures required to be prepared by the Audit Committee pursuant to the rules of the SEC. The Audit Committee is governed by a written charter approved by the Board of Directors. The charter is available under “Corporate Governance” accessible through the “Investor Relations” link on our website at www.american-equity.com and is also available in print for any shareholder upon request. The annual report of the Audit Committee is set forth below.
The Audit Committee must include only directors who satisfy the independence requirements under SOX and the NYSE Rules. In addition, all Audit Committee members must have the ability to read and understand financial statements. The Board of Directors has determined that all members of the Audit Committee meet the applicable standards. In addition, the Board of Directors has determined that Ms. Cushing, Mr. Howe and Mr. Mulcahy are “audit committee financial experts,” as that term is defined under SOX.
The Compensation Committee performs the following functions, among others: (i) oversees the compensation and benefit plans and practices related to the Company’s Chief Executive Officer; (ii) oversees the compensation payable to those executive officers identified in the Company’s proxy statement who report directly to the Chief Executive Officer; (iii) oversees the Company’s compensation plans including cash incentive and equity-based plans; and (iv) reviews and recommends to the Board of Directors the compensation of the Company’s non-employee directors. The Compensation Committee is governed by a written charter approved by the Board of Directors. The charter is available under “Corporate Governance” accessible through the “Investor Relations” link on our website at www.american-equity.com and is also available in print for any shareholder upon request. The annual report of the Compensation Committee is set forth below.
The Compensation Committee has the authority to engage compensation consultants, independent legal counsel and other advisers as it deems necessary. The Compensation Committee has engaged Pearl Meyer & Partners, an independent compensation consultant (“Pearl Meyer”), to provide advice and data with respect to compensation benchmarking and market practices. In 2020, Pearl Meyer advised the Compensation Committee regarding (i) base salaries of executive officers, (ii) short-term incentive compensation awards and (iii) long-term incentive compensation awards. In performing the annual assessment of the compensation consultant’s independence, the Compensation Committee has reviewed, among other items, a letter from Pearl Meyer addressing its independence and the independence of the members of the consulting team serving the Compensation Committee, including the following factors: (i) the nature of any services provided to the Company by Pearl Meyer other than as described above; (ii) the amount of fees paid by the Company in relation to Pearl Meyer’s total revenue; (iii) Pearl Meyer’s policies and procedures designed to prevent conflicts of interest; and (iv) the existence of any business or personal relationship or stock ownership that could impact the adviser’s independence. Pursuant to SEC and NYSE Rules, the Compensation Committee assessed the independence of Pearl Meyer in February 2020 and determined Pearl Meyer is independent from the Company’s management and that no conflict of interest exists that would prevent Pearl Meyer from serving as an independent consultant for the Compensation Committee.
2021 Proxy Statement	9

Under the NYSE Rules, the Compensation Committee must be composed entirely of independent directors. The Board of Directors has determined that all members of the Compensation Committee meet the applicable standard.
The Nominating and Corporate Governance Committee performs the following functions, among others: (i) identifies and recommends to the Board of Directors individuals qualified to serve as directors of the Company; (ii) develops and recommends corporate governance principles for the Company as required by law; (iii) oversees the Chief Executive Officer succession planning process; and (iv) oversees the evaluation of the Board of Directors as a whole and the Company’s management. The Nominating and Corporate Governance Committee is governed by a written charter approved by the Board of Directors. The charter is available under “Corporate Governance” accessible through the “Investor Relations” link on our website at www.american-equity.com and is also available in print for any shareholder upon request.
Under the NYSE Rules, the Nominating and Corporate Governance Committee must be composed entirely of independent directors. The Board of Directors has determined that all members of the Nominating and Corporate Governance Committee meet the applicable standard.
The Executive Committee performs the following functions, among others: (i) except as prohibited by applicable law, exercises, between meetings of our Board of Directors, all of the powers and authority of the Board of Directors; (ii) reviews corporate matters presented, or to be presented, to our Board of Directors; and (iii) makes recommendations to the Board of Directors on policy matters.
The Investment Committee performs the following functions, among others: (i) oversees the Company's general investment strategies, objectives, standards and limitations; (ii) oversees the use of derivatives and the Company's general hedging strategy; and (iii) reviews and monitors investment performance. The Investment Committee is governed by a written charter approved by the Board of Directors.
The Risk Committee performs the following functions, among others: oversight of the Company’s (i) risk management governance structure; (ii) risk management taxonomy and risk assessment guidelines for risks that could have a material impact on the Company; and (iii) risk tolerance. The Risk Committee is governed by a written charter approved by the Board of Directors.
The Innovation & Technology Committee reviews, evaluates and makes recommendations concerning the Company’s innovation and technology strategy and capabilities in light of the Company’s long-term business strategy and goals. The Innovation & Technology Committee is governed by a written charter approved by the Board of Directors.
Information Regarding the Company’s Process for Identifying Director Nominees
The Company is committed to having a Board of Directors comprised of individuals who are accomplished in their fields, have the ability to make meaningful contributions to the Board of Directors’ oversight of the business and affairs of the Company and have an impeccable record and reputation for honest and ethical conduct. The Nominating and Corporate Governance Committee will consider candidates recommended by shareholders. In considering candidates submitted by shareholders, the Nominating and Corporate Governance Committee will take into consideration the needs of the Board of Directors and the qualifications of the candidate. The Nominating and Corporate Governance Committee may also take into consideration the number of shares held by the recommending shareholder and the length of time the shares have been held.
To have a candidate considered by the Nominating and Corporate Governance Committee, a shareholder must submit the recommendation in writing and in accordance with the requirements of our Amended and Restated Bylaws.
The Nominating and Corporate Governance Committee may apply several criteria in identifying nominees. At a minimum, the committee shall consider (i) whether each such nominee has demonstrated, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board of Directors’ oversight of our business and affairs and (ii) the nominee’s reputation for honesty and ethical conduct in his or her personal and professional activities. Additional factors the Nominating and Corporate Governance Committee may consider include a candidate’s specific experiences and skills, relevant industry background and knowledge, time availability in light of other commitments, potential conflicts of interest, material relationships with us and independence from management. The Nominating and Corporate Governance Committee also seeks to have the Board of Directors comprised of a diversity of backgrounds and experience.
10	2021 Proxy Statement

Compensation Committee Interlocks and Insider Participation
The Board of Directors has affirmatively determined Ms. Chapman, Ms. Cushing and Dr. Strickland are independent under the requirements of SOX and the NYSE Rules and do not have any relationships requiring disclosure under Item 404 of Regulation S-K. None of the Company’s Compensation Committee members has ever been an officer or employee of the Company or any of its subsidiaries, and during our last fiscal year, none of our executive officers served on the compensation committee or board of directors of any company that had one or more executive officers who served on our Board of Directors or our Compensation Committee.
Director Stock Ownership Guidelines
On February 28, 2020, the Board of Directors adopted Stock Ownership Guidelines (the “Ownership Guidelines”) requiring the directors to own Common Stock equal in value to three times the director’s annual cash retainer. Directors have seven years from the later of (i) the date of adoption of the Ownership Guidelines; and (ii) the date of the director’s appointment to the Board of Directors to obtain the required Common Stock ownership. Directors are required to retain 100% of the net after-tax shares acquired from the vesting, settlement or exercise of equity awards until they meet the stock ownership level. Common Stock ownership levels are measured annually on December 31 and shares will be valued at the highest per share price over the prior 12-month period. Once a director meets the applicable stock ownership level, no further investment in Common Stock is required to compensate for a subsequent decline in the market value of those shares or a change in director annual cash retainer. All non-employee directors except Mr. Healy and Ms. Keeley, who were appointed in 2020, have met the requirements of the Ownership Guidelines. Under an arrangement between the parties, the restricted stock granted in respect of Mr. Shah’s service on the Board of Directors is granted to Brookfield or its affiliate.
Director Compensation
The Compensation Committee uses the Board of Director’s independent compensation consultant, Pearl Meyer, to provide advice and data with respect to non-employee director compensation, including retainers and equity awards. Pearl Meyer last provided a report in May 2020 which included recommendations for increases in non-employee director compensation based on an evaluation of the compensation practices and data from the same peer group companies used to evaluate executive compensation. Non-employee director compensation is intended to approximate the 25th percentile of the peer group.
Directors who are our employees receive no compensation for their service as directors. Each member of the Board of Directors who is not an employee of the Company receives the following:
•
$20,000 per quarter as the cash retainer

•
An annual restricted stock grant with a grant date value of approximately $96,000

The independent Chairman receives an additional $30,000 per quarter.
The Chairs of our committees receive the following, all amounts per quarter:
•
Audit Committee—$10,500

•
Compensation Committee—$3,750

•
Nominating and Corporate Governance Committee—$3,000

•
Risk Committee—$3,000

•
Innovation & Technology—$2,250

Non-Chair members of the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, the Risk Committee and the Innovation & Technology Committee receive an additional $3,000, $1,500, $1,000, $1,000 and $750 per quarter, respectively. Non-employee members of the Investment Committee and the Executive Committee receive an additional $1,000 and $750 per quarter, respectively.
2021 Proxy Statement	11

The following table provides compensation information for the last completed fiscal year ended December 31, 2020 for each member of the Board of Directors who served as a director for any part of such fiscal year and who was not an employee of the Company. Compensation for Mr. Matovina, who was an employee director for part of 2020 and who was a non-employee director for part of 2020, is reflected in the Summary Compensation Table and accordingly is excluded from the following table:
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
Joyce A. Chapman	97,500	96,390	—	193,890
Brenda J. Cushing	99,000	96,390	—	195,390
James M. Gerlach	88,000	96,390	—	184,390
Douglas T. Healy	22,000	73,238	—	95,238
Robert L. Howe	116,000	96,390	—	212,390
Michelle M. Keeley	44,000	96,390	—	140,390
William R. Kunkel	93,500	96,390	—	189,890
Alan D. Matula	93,500	96,390	—	189,890
David S. Mulcahy	129,000	96,390	—	225,390
Gerard D. Neugent	84,500	96,390	—	180,890
Debra J. Richardson(2)	41,000	—	—	41,000
Sachin Shah(3)	—	55,188	—	55,188
A. J. Strickland, III	99,000	96,390	—	195,390

(1)
Amounts reflect for each restricted stock award, the aggregate grant date fair value pursuant to Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. For further information, please see Footnote 11 Retirement and Share-Based Compensation Plans in the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2020. On June 4, 2020, each non-employee director then serving was granted 4,200 shares of time-based restricted stock, all of which remain outstanding as of December 31, 2020. The per share fair value at the grant date of June 4, 2020 was $22.95. The equity awards listed for Mr. Healy and Mr. Shah, each of whom were elected to the Board of Directors after June 4, 2020, reflect a pro-rated award granted in respect of each of their services anticipated from the dates of their election to the Board of Directors to the date of the 2021 annual meeting. The per share fair values at the grant date for Mr. Healy and Mr. Shah were $23.25 and $26.28, respectively. The vesting period for the restricted stock is the earlier of  (a) one year from the grant date or (b) the date of the next annual meeting. There was no other unvested restricted stock held by the non-employee directors as of December 31, 2020.

(2)
Ms. Richardson did not stand for reelection at the 2020 Annual Meeting.

(3)
Under an arrangement between the parties, the compensation payable in respect of Mr. Shah’s service on the Board of Directors is payable to Brookfield or its affiliate.

12	2021 Proxy Statement

The following table provides information about outstanding shares of unvested restricted stock and unexercised stock options to acquire our Common Stock held by each member of the Board of Directors who is not an employee of the Company as of December 31, 2020. There were no unexercisable options held by a non-employee director as of such date.
Name	Number of Shares of Unvested Restricted Stock (#)	Number of Shares Underlying Unexercised Options (#)
Joyce A. Chapman	4,200	29,000
Brenda J. Cushing	4,200	—
James M. Gerlach	4,200	—
Douglas T. Healy	3,150	—
Robert L. Howe	4,200	29,000
Michelle M. Keeley	4,200	—
William R. Kunkel	4,200	—
Alan D. Matula	4,200	—
David S. Mulcahy	4,200	—
Gerard D. Neugent	4,200	29,000
Sachin Shah(1)	2,100	—
A. J. Strickland, III	4,200	—

(1)
Under an arrangement between the parties, the restricted stock granted in respect of Mr. Shah’s service on the Board is granted to Brookfield or its affiliate.

2021 Proxy Statement	13

Proposal 2—Ratification of Appointment of Independent Registered Public Accounting Firm
The Audit Committee has appointed EY as our independent registered public accounting firm for 2021. The Board of Directors requests that the shareholders ratify the appointment of EY. If the appointment of EY is not ratified by shareholders, our Audit Committee may investigate the reasons and consider approving another independent registered public accounting firm.
KPMG LLP (“KPMG”) served as our independent registered public accounting firm for our last two fiscal years. KPMG fees during the last two fiscal years were:
	2020	2019
Audit fees(1)	$2,271,483	$2,558,817
Audit-related fees(2)	238,545	291,865
Tax fees	—	—
All other fees(3)	3,560	1,780
Total	$2,513,588	$2,852,462

(1)
Audit fees include fees associated with the annual consolidated financial statements audit, audit of internal control over financial reporting, the reviews of our quarterly reports on Form 10-Q, annual audits of certain of our subsidiaries and audits required by regulatory authorities.

(2)
Audit-related fees primarily include comfort letters and consents related to debt and equity offerings and registration statements.

(3)
All other fees consist of fees for access to KPMG’s Accounting Research Website.

The Audit Committee is responsible for the appointment, retention, compensation and oversight of the independent registered public accounting firm. The Audit Committee has adopted policies and procedures for pre-approving services (audit and non-audit) and all fees for services performed by the independent registered public accounting firm. These policies were adopted in compliance with SOX and rules adopted by the SEC thereunder. In accordance with such policies and procedures, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent registered public accounting firm in order to assure that the provision of such services does not impair the auditors’ independence. These services may include audit services, audit-related services, tax services and other services. Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee. The Audit Committee has delegated to the Chairman of the Audit Committee specific pre-approval authority provided the estimated fee for any such engagement does not exceed $25,000. The Chairman of the Audit Committee must report, for information purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting. Requests to provide services that require separate approval by the Audit Committee will be submitted to the Audit Committee by both the independent registered public accounting firm and the Chief Financial Officer and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence. In fiscal year 2020, all of the services and fees described above were pre-approved by the Audit Committee.
We anticipate that representatives of KPMG will be present at the Annual Meeting, will be available to respond to questions concerning the 2020 audit and are permitted to make a statement if they so desire.
If a quorum exists, action on this proposal will be approved if the votes cast favoring the proposal exceed the votes cast opposing the proposal.
The Board of Directors unanimously recommends you vote FOR the ratification of the appointment of EY as our independent registered public accounting firm for 2021.
14	2021 Proxy Statement

Audit Committee Disclosures
The responsibilities of the Audit Committee, which are set forth in the Audit Committee charter adopted by the Board of Directors, include providing oversight of the Company’s financial reporting process on behalf of the Board of Directors. Management is responsible for the Company’s financial reporting process, the preparation, presentation and integrity of the Company’s financial statements and the systems of internal control, including disclosure controls and procedures and internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing an opinion on the fair presentation of those financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”), as well as issuing an opinion on the effectiveness of internal control over financial reporting. The Audit Committee is responsible for monitoring and overseeing the conduct of these activities, appointing the Company’s independent registered public accounting firm and for supervising the relationship between the Company and the independent registered public accounting firm. In fulfilling its oversight responsibilities, the Audit Committee meets regularly with management and the independent registered public accounting firm, both jointly and separately.
The Audit Committee reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2020 with management and KPMG, the Company’s independent registered public accounting firm. The Audit Committee also reviewed Management’s Report on Internal Control over Financial Reporting and KPMG’s Report of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K for 2020 filed with the SEC.
The Audit Committee discussed with KPMG the matters required to be communicated to the Audit Committee by applicable Public Company Accounting Oversight Board standards. The Audit Committee received the written disclosures and letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with KPMG its independence. KPMG confirmed in its letter that it is independent of the Company under all relevant professional and regulatory standards.
Based on the review and discussions with management and KPMG referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements for the year ended December 31, 2020 be included in the Company’s Annual Report on Form 10-K for 2020 filed with the SEC.
As specified in the Audit Committee charter, the Audit Committee is not responsible for preparing or certifying financial statements, for planning or conducting audits or for determining that the Company’s financial statements are complete and accurate and in accordance with U.S. generally accepted accounting principles. Such matters are the responsibility of management, and where applicable, the independent registered public accounting firm. In giving its recommendation to the Board of Directors, the Audit Committee has relied on (i) management’s representation that such consolidated financial statements have been prepared with integrity and objectivity and in conformity with U.S. generally accepted accounting principles and (ii) the report of KPMG with respect to such consolidated financial statements.
AUDIT COMMITTEE
Brenda J. Cushing, Chair
Robert L. Howe
David S. Mulcahy
2021 Proxy Statement	15

Executive Officers and Compensation
Executive Officers
Executive officers of the Company do not have fixed terms and serve at the pleasure of the Board of Directors. For the fiscal year ended December 31, 2020, our executive officers are:
John M. Matovina (age 66) served as Chief Executive Officer and President of the Company from 2012 until he resigned from those positions on March 1, 2020 and January 27, 2020, respectively. He served as Chairman of the Company from April 2017 until April 15, 2020, and served as non-executive Chairman from April 16, 2020 until April 1, 2021. Prior to becoming Chief Executive Officer and President, he served as Chief Financial Officer and Treasurer of the Company from 2009 until 2012 and as the Company’s Vice Chairman from 2003 until April 2017. Mr. Matovina is a certified public accountant and has more than 30 years of experience in the life insurance industry.
Anant Bhalla (age 43) has served as President of the Company since January 27, 2020 and as Chief Executive Officer of the Company since March 1, 2020. Prior to that, Mr. Bhalla was a partner of Bhalla Capital Partners from March 2019 to January 2020. From 2016 until 2019, he served as Executive Vice President and Chief Financial Officer of Brighthouse. From 2014 until 2016, he served as Chief Financial Officer of Retail business for MetLife. Prior to MetLife, Mr. Bhalla served in numerous senior roles including Chief Risk Officer, Treasurer and other management roles at Fortune 500 companies, including American International Group, Lincoln National Corporation, and Ameriprise Financial. Mr. Bhalla has over 20 years of experience in the life insurance industry.
Ted M. Johnson (age 51) has served as Chief Financial Officer and Treasurer of the Company since 2012. He served as Vice President-Controller of the Company from 2001 to 2012. Mr. Johnson is a certified public accountant and has over 25 years of experience in the life insurance industry.
Ronald J. Grensteiner (age 58) has served as President of American Equity Investment Life Insurance Company, the Company’s primary wholly-owned life insurance subsidiary (“American Equity Life”), since 2009 and is an Executive Vice President of the Company. He has more than 35 years of experience in the life insurance industry.
Jeffrey D. Lorenzen (age 55) has served as Executive Vice President and Chief Risk Officer since January 2021. Prior to that, Mr. Lorenzen served as Executive Vice President and Chief Investment Officer since June 2015, and as Senior Vice President and Chief Investment Officer since 2009. Mr. Lorenzen has more than 20 years of experience in the life insurance industry.
Renee D. Montz (age 49) served as Executive Vice President and General Counsel from April 2016 to April 1, 2021 and as Corporate Secretary from July 2016 to April 1, 2021. She was Vice President and Deputy General Counsel from June 2014 to April 2016. Prior to joining the Company, Ms. Montz served in various roles at AEGON Asset Management, a global asset management company, from 2004 to 2014, including as General Counsel, AEGON USA Investment Management, LLC from January 2012 to June 2014. She has 25 years of legal experience and over 15 years of experience in the life insurance industry.
Jennifer L. Bryant (age 49) has served as Executive Vice President and Chief Human Resource Officer of American Equity Life since June 2017 and was Senior Vice President and Chief Human Resource Officer from October 2016 to June 2017. From May 2013 to October 2016, Ms. Bryant was Senior Vice President, Human Resources of Bankers Trust Company, a banking and financial institution. Ms. Bryant served as Human Resources Business Partner at Aviva USA from December 2008 to May 2013. She has over 20 years of human resources experience.
Scott A. Samuelson (age 48) has served as Vice President and Chief Accounting Officer of the Company since June 2017. Prior to that, Mr. Samuelson served as Vice President-Controller of the Company since 2012. Mr. Samuelson is a certified public accountant and has over 20 years of experience in the life insurance industry.
James L. Hamalainen (age 56) has served as Executive Vice President and Chief Investment Officer, Insurance since January 2021 and Client Solutions Officer of American Equity Life since July 2020. Prior to joining the Company, Mr. Hamalainen was Executive Vice President, Chief Risk Officer of Brighthouse from December 2016 to May 2020. Mr. Hamalainen served as Senior Vice President, Treasury and Investment Management at Ameriprise Financial from September 1991 to May 2016. He has over 25 years of experience in financial services.
Additionally, Phyllis J. Zanghi (age 48) became an executive officer of the Company following the end of the fiscal year ended December 31, 2020. Ms. Zanghi has served as Executive Vice President, Chief Legal Officer and Secretary since April 1, 2021 and was Senior Vice President and General Counsel, U.S. Life Companies since October 2020. Prior to joining the Company, Ms. Zanghi was Head of Tax and Associate General Counsel of Brighthouse from August 2017 to October 2020 and held various positions at Metropolitan Life Insurance Company, including Senior Vice President of Tax and ERISA, from September 1998 until August 2017. She has over 20 years experience as a legal advisor in the life insurance industry.
16	2021 Proxy Statement

Additionally, Tolga Uzuner (age 47) became an executive officer of the Company following the end of the fiscal year ended December 31, 2020. Mr. Uzuner has served as Chief Investment Officer, Asset Management since January 2021. From May 2018 to January 2021, Mr. Uzuner was Chief Investment Officer of Austra Global, an investment management outsourcing company. Mr. Uzuner was a partner of Apollo Global Management from August 2013 to May 2018. Mr. Uzuner has over 20 years of investment management experience.
Compensation Discussion and Analysis
The Compensation Discussion and Analysis describes the Company’s compensation objectives and philosophy and our 2020 compensation program. It also reviews the outcomes, including the Company’s financial performance in 2020. Our named executive officers in 2020 were:
Name:	Title:
John M. Matovina	Chairman, Chief Executive Officer and President(1)
Anant Bhalla	Chief Executive Officer and President(1)
Ted M. Johnson	Chief Financial Officer and Treasurer
Jeffrey D. Lorenzen	Executive Vice President and Chief Investment Officer(2)
Renee D. Montz	Executive Vice President, General Counsel and Secretary(3)
James L. Hamalainen	Executive Vice President and Chief Client Solutions Officer, American Equity Life(4)

(1)
Mr. Matovina served as Chief Executive Officer and President of the Company until March 1, 2020 and January 27, 2020 respectively. Mr. Bhalla has served as Chief Executive Officer and President of the Company since March 1, 2020 and January 27, 2020, respectively.

(2)
Effective January 11, 2021, Mr. Lorenzen serves as Executive Vice President and Chief Risk Officer.

(3)
Ms. Montz resigned as Executive Vice President, General Counsel and Secretary on April 1, 2021 and continues to serve as legal advisor to the Chief Executive Officer and Chief Legal Officer until June 15, 2021 or an earlier date, if so determined under the terms of her separation agreement.

(4)
Effective January 11, 2021, Mr. Hamalainen serves as Executive Vice President and Chief Investment Officer, Insurance.

2020 Company Performance and Compensation Highlights
Excellent customer service teamed with the Company’s ability to offer innovative insurance products that provide principal protection and lifetime income continued to result in significant sales of our products despite the impact of the COVID-19 pandemic. In 2020, the Company’s sales were $3.7 billion which resulted in policyholder funds under management of  $54.1 billion at December 31, 2020. We delivered net income available to common stockholders of $637.9 million, or $6.90 per common share-assuming dilution. Net income available to common stockholders was positively impacted by assumption updates related to the calculation of the change in fair value of embedded derivatives which was partially offset by the negative impact of assumption updates related to the calculations of deferred sales inducements, deferred policy acquisition costs and reserves held for lifetime income benefit riders. The most significant assumption updates in 2020 were to investment spread assumptions, including the net investment earned rate and crediting rates on policies due to the low interest rate environment experienced during 2020 and to lapse and partial withdrawal assumptions.
At our 2020 Annual Meeting of Shareholders, our shareholders cast an advisory vote (a “say-on-pay” vote) to approve the compensation of our named executive officers as disclosed in our proxy statement. Shareholders approved the say-on-pay proposal by an affirmative vote of 96% of the shares cast on that proposal.
Based on our 2020 annual performance achievements, the 2020 performance incentive cash payout for our Chief Executive Officer was 145% of his target amount and for our other named executive officers was 131%-142% of their target amounts. Based on our three-year performance achievements, our named executive officers (other than Messrs. Bhalla and Hamalainen) earned 128% of the target number of performance-based RSUs awarded to them for the 2018-2020 three-year performance period.
Compensation Philosophy and Overview
Our compensation policies and programs are designed to:
•
attract and retain highly qualified and motivated executive officers and employees;

•
encourage and reward achievement of our annual and long-term goals; and

•
align executive officers and employees interests with shareholders through stock ownership.

2021 Proxy Statement	17

Elements.   The primary elements of compensation for the named executive officers for 2020 include: base pay; annual cash incentive compensation under our Short-Term Performance Incentive Plan (the “Short-Term Plan”); and long-term equity incentive compensation through performance-based RSUs, time-based RSUs, performance-based options and time-based options granted under our 2016 Employee Incentive Plan (the “2016 Employee Incentive Plan”) and our Amended and Restated Equity Incentive Plan (the “Amended and Restated Equity Incentive Plan”). The 2016 Employee Incentive Plan and the Amended and Restated Equity Incentive Plan are collectively, the (“Long-Term Plans”).
Element	Description	Purpose
Base Salary	Fixed level of annual cash compensation and basis for target incentive compensation awards	Compensate for job duties based on skill, tenure and market information
Annual Incentive	Targeted variable/at-risk compensation expressed as a percentage of base salary	Focus executives on annual corporate goals through performance-based pay
Long-Term Incentive	Variable/at-risk equity compensation in the form of RSUs based on three-year performance, time-based RSUs and time-based and performance-based stock options.	Align executives’ interests with shareholder interests and long-term results and promote retention
Program Highlights / Best Practices
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Pay for performance philosophy demonstrated through significant compensation opportunity in the form of performance-based annual cash incentive, three-year performance-based RSUs, and performance-based stock options granted to drive achievement of AEL 2.0 strategy.

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Stock ownership guidelines and post-vesting holding requirements.

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Prohibitions on pledging, hedging and speculation in our securities.

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Clawback provisions for cash and equity performance-based incentive compensation.

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No repricing or exchange of underwater stock options without shareholder approval.

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No tax gross-ups upon our change in control.

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Limited perquisites for executive officers.

External Market Data.   The Compensation Committee reviews and considers external market data provided by its independent consultant. For 2020, the Compensation Committee engaged Pearl Meyer to conduct a study and provide advice and data with respect to compensation benchmarking and market practices for the Company’s named executive officers. Pearl Meyer provided a new complete study and report in the fourth quarter of 2019 for use with all 2020 compensation decisions.
To develop a blended market consensus on base salary, target total cash compensation and target total direct compensation for the position of each named executive officer, Pearl Meyer utilized proxy data from twelve publicly traded insurance companies and compensation surveys, with a focus on financial services and insurance companies. The twelve insurance companies included in our peer group are shown below:
American Financial Group, Inc.	Globe Life Inc.
American National Group, Inc.	Horace Mann Educators Corporation
Athene Holding Ltd.	Kemper Corporation
CNO Financial Group, Inc.	National Western Life Group, Inc.
FBL Financial Group, Inc.	Primerica, Inc.
FGL Holdings	Reinsurance Group of America, Incorporated
For positions with a peer group and survey data source, Pearl Meyer arrives at market consensus compensation that is equally weighted using the peer group and survey data. For positions having only a survey data source, Pearl Meyer uses the survey data to arrive at market consensus compensation. Pearl Meyer focused on companies having total
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assets targeted at $67 billion. Pearl Meyer uses a variety of surveys with industry specific pay data for companies of similar size, but neither management nor the Compensation Committee is aware of the specific surveys used or the specific companies that participate in the surveys.
In using this external market data, the Compensation Committee’s pay positioning strategy is anchored at the 50th percentile of market consensus for base salary, target total cash compensation and target total direct compensation, but with competitive ranges that are wider for target total cash compensation and target total direct compensation. The competitive range is 90-110% of the 50th percentile for base salary and 80%-120% of the 50th percentile for target total cash compensation and target total direct compensation. This strategy helps achieve pay and performance alignment with pay above the 50th percentile when performance goals are exceeded and below the 50th percentile when performance goals are not achieved. The competitive ranges allow for various levels of experience and tenure. This external market data is only one of many factors reviewed and considered by the Compensation Committee, with other relevant factors including company performance, individual executive performance, individual executive experience, internal pay equity, executive retention, and succession planning. Accordingly, not every pay element or individual executive pay level is at the targeted market level.
Pay Mix.   Based on the annual compensation established under his offer letter, approximately 81% of Mr. Bhalla’s total annual compensation was considered variable based on achieving performance objectives. Taking into account the special bonus payable to Mr. Bhalla awarded in November 2020 and described below, 71% of Mr. Bhalla’s compensation for 2020 was considered variable based on achieving performance objectives. For 2020, with respect to each of our named executive officers in office on the last day of the year other than Mr. Bhalla, 68%-69% of target annual compensation is considered variable based on achieving performance objectives. Variable forms of compensation included in setting target annual compensation included amounts payable under the Short-Term Plan, performance-based RSUs and performance-based options. In addition, the mix of compensation for 2020 for the named executive officers other than the Chief Executive Officer as a group is well aligned with market data included in Pearl Meyer’s 2019 report.
Compensation Elements and Decisions for 2020
CEO Transition.   In January 2020, Mr. Bhalla was appointed as the Company’s President, and effective March 1, 2020 he was appointed to Chief Executive Officer. Under his offer letter, Mr. Bhalla was provided (i) an annual base salary of $850,000, (ii) a target annual bonus opportunity of 150%, and a maximum annual bonus opportunity of 300%, of his base salary, and (iii) an ability to receive annual equity grants under the Long-Term Plan equal to 275% of his base salary. These levels of base salary, target annual incentive and target long-term incentive placed Mr. Bhalla’s total target cash compensation and total target direct compensation within the competitive range and below the 50th percentile of the market consensus level based on the Pearl Meyer 2019 report. In addition, as part of the inducement for him to join the Company, Mr. Bhalla was granted (i) an option to purchase 50,000 shares of the Company’s Common Stock which vests on the fifth anniversary of the date of grant, and (ii) a grant of time-based RSUs with an aggregate value of  $500,000, which vest in two equal annual installments on the first and second anniversaries of his commencement of employment, each subject to his continued employment through the applicable anniversary date.
For the period (March 1, 2020 to April 15, 2020) during which Mr. Matovina served as an employee following his resignation as Chief Executive Officer, his annual rate of base salary was reduced from $900,000 to $652,000, reflecting his reduced role. In anticipation of the transition of the Chief Executive Officer position, Mr. Matovina was not awarded any grants under the Long-Term Plan in 2020. As part of this transition, Mr. Matovina was awarded a special one-time retention bonus of  $853,125 in consideration for his remaining an employee through April 15, 2020 to facilitate the smooth transition of his duties to Mr. Bhalla. The amount of the bonus took into account that Mr. Matovina would not receive any incentive compensation in respect of his services as an officer or employee during 2020.
Base Salary.   In addition to the data provided by Pearl Meyer, in determining specific salaries for the named executive officers for 2020, the Compensation Committee considered each executive’s performance, length of service in the position and experience. In November 2019, the Compensation Committee approved modest increases of approximately 3% in the base salaries of all of the named executive officers (other than Mr. Matovina) then in office to be effective January 1, 2020. These increases for our named executive officers were consistent with the percentage increase provided to our employees generally, and the increased amounts for named executives remained within the competitive range of the 50th percentile of the market consensus levels.
Short-Term Incentive Compensation for 2020.   In November 2019, the Compensation Committee approved the structure of the short-term cash incentive compensation program for 2020 (the “2020 Program”). Under the 2020 Program, each named executive officer had a threshold, target and maximum incentive opportunity expressed as a percentage of base salary as of December 31, 2020. Mr. Bhalla’s target total cash compensation for 2020 was
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targeted at 91% of the 50th percentile of the market consensus level and the target total cash compensation for each of the other named executive officers was within the competitive range of the 50th percentile of the market consensus level.
The short-term incentive compensation for fiscal year 2020 was paid based on achievement of threshold, target and maximum performance goals approved by the Compensation Committee. The 2020 Performance Measures were annuity deposits, non-GAAP operating income per share, and investment spread (the “2020 Company Performance Measures”) and for each named executive officer other than Mr. Bhalla, individual performance goals. Each 2020 Company Performance Measure is weighted at 33 1/3% for Mr. Bhalla, and at 25% for each other named executive officer entitled to a short-term incentive, with the remaining 25% of the award opportunity based on individual goals related to their respective areas of responsibility. The 2020 Company Performance Measures encompass key areas of Company performance that drive shareholder value and focus on growth in policyholder funds under management and financial performance.
The 2020 Company Performance Measures were the same performance measures used in the prior year, with the exception of excluding the impact of actuarial assumption updates when determining non-GAAP operating income per share and the elimination of other than temporary impairments and realized losses as a performance measure. The determination to exclude the impact of actuarial assumption updates when determining non-GAAP operating income per share was made by the Compensation Committee in September 2020 due to changes in interest rates which are not within the control of management and have significant impact on actuarial assumptions.
Non-GAAP operating income per share excluding the impact of actuarial assumption updates is a performance measure used in our 2020 Program which is not a financial measure prepared in accordance with GAAP. For information on how we compute this non-GAAP financial measure please refer to Item 6. Selected Consolidated Financial Data and Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.
Under the 2020 Program, threshold, target and maximum award opportunities for fiscal year 2020 were 75%, 150% and 300% of base salary, respectively, for Mr. Bhalla and 35%, 70% and 140% of base salary, respectively, for each other named executive officer entitled to receive a bonus under the 2020 Program.
The following table shows our targets and achievement for the Company Goals for 2020:
Metric	Threshold	Target	Maximum	Actual
Annuity Deposits ($ millions)	$2,588	$3,450	$4,313	$3,682
Non-GAAP Operating Income Per Share Excluding the Impact of Actuarial Assumption Updates	$2.72	$3.63	$4.54	$4.44
Investment Spread ($ millions)	$1,086	$1,237	$1,387	$1,266
For Mr. Bhalla, actual performance resulted in an award of 216% of his base salary as of December 31, 2020. For each of the named executive officers with individual performance objectives, such objectives resulted in awards expressed as a percentage of base salary as of December 31, 2020 ranging from 91%-99%. The amounts awarded to each named executive officer for 2020 are included in the Summary Compensation Table appearing in the Executive Compensation Tables section of this proxy statement.
Special Bonus Award for Mr. Bhalla.   In November 2020, the Compensation Committee awarded Mr. Bhalla a one-time special achievement cash bonus of  $1,000,000. In awarding the compensation, the Compensation Committee considered a variety of factors including (i) the exceptional level at which Mr. Bhalla performed in his first year as Chief Executive Officer, especially during the very challenging business environment in 2020, (ii) Mr. Bhalla’s significant contributions to the accelerated achievement of Company near-term and long-term objectives in 2020, and (iii) Mr. Bhalla’s cash compensation in 2020 being low when benchmarked against other chief executive officers at industry peers. In addition to rewarding Mr. Bhalla for his performance in 2020, the award serves as a retention incentive by stipulating that the full amount is subject to repayment if Mr. Bhalla were to voluntarily resign within 12 months, thereby reducing risk for the Company.
Long-Term Equity Compensation for the Three-Year Performance Period Ended December 31, 2020.   In February 2021, the Compensation Committee certified the results for the performance-based RSUs granted to the named executive officers in March 2018 for the three-year performance period ended December 31, 2020. As indicated in the table that follows, the Company’s actual performance was between target and maximum for one of the performance measures and above maximum for the other performance measure. This resulted in 128.44% of the performance-based RSUs granted in 2018 being earned. Under the terms of the awards, if the performance level achieved for a performance measure is at target, 100% of the performance-based RSUs are earned for that
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performance measure, and at maximum 150% of the performance-based RSUs are earned, with mathematical interpolation for performance between such levels. Based on the achievement of the performance conditions, the number of shares of Common Stock earned by each named executive officer in settlement of the 2018-2020 performance-based RSUs was as follows: Mr. Matovina-31,006; Mr. Johnson-18,045; Mr. Lorenzen-16,001; and Ms. Montz-14,809. In addition, each of these named executive officers received a cash payment equivalent to the cumulative cash dividends on the number of shares of Common Stock earned for 2018-2020. As they were each hired in 2020, neither Mr. Bhalla nor Mr. Hamalainen held awards for the 2018-2020 performance period.
Metric	Threshold	Target	Maximum	Actual
Book Value Per Share Growth	6.3%	11.3%	16.3%	17.09%
Return on Average Equity	6.7%	12.1%	17.5%	12.84%
The Book Value Per Share Growth performance measure used in our 2018-2020 performance-based RSU program, is based on book value per share excluding accumulated other comprehensive income (“AOCI”), which is a non-GAAP financial measure. For information on how we compute this non-GAAP financial measure please refer to Item 6. Selected Consolidated Financial Data included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020. Return on Average Equity is determined by dividing non-GAAP operating income by average stockholders’ equity excluding AOCI and fair value changes in derivatives and embedded derivatives.
Long-Term Equity Compensation Awarded for 2020.   In February 2020, the Compensation Committee awarded the named executive officers’ performance-based RSUs and time-based RSUs under the 2016 Employee Incentive Plan. In accordance with his offer letter, the total target award opportunity for Mr. Bhalla was set at 275% of his base salary at the date of grant. In accordance with his July 2020 offer letter, the total target award opportunity for Mr. Hamalainen was set at 145% of his base salary at the date of grant. Mr. Hamalainen’s award was made under the Amended and Restated Employee Incentive Plan. The total target incentive opportunity awarded for 2020 was equal to 145% of base salary at the date of grant for Messrs. Johnson and Lorenzen and 135% of base salary at the date of grant for Ms. Montz.
Performance-Based RSU Grant: The performance-based RSUs may pay out at threshold, target and maximum based upon performance goals approved by the Compensation Committee for the three-year period ending December 31, 2022. The performance-based RSUs performance measures are Book Value Per Share Growth, based on book value per share excluding AOCI and fair value changes in derivatives and embedded derivatives, and Return on Average Equity (“ROAE”), based on non-GAAP operating income excluding the impact of actuarial assumption updates and average stockholders’ equity excluding AOCI and fair value changes in derivatives and embedded derivatives, each weighted at 50% and measured independently. The target number of performance-based RSUs granted to Mr. Bhalla was equal to 220%, to Messrs. Johnson and Lorenzen was equal to 116%, to Ms. Montz was equal to 108%, and to Mr. Hamalainen was equal to 48%, respectively, of base salary on the grant date divided by the closing price of the Common Stock on the grant date. The award to Mr. Hamalainen was adjusted to reflect that he was hired in July 2020. The threshold, target and maximum numbers for performance-based RSUs that can be earned are included in the 2020 Grants of Plan-Based Awards table appearing in the Executive Compensation Tables section of this proxy statement. If the threshold performance level is not reached for a performance measure, none of the performance-based RSUs will be earned for that performance measure. If the threshold performance level is achieved for a performance measures, 50% of the performance-based RSUs will be earned for that performance measure. If the target performance level is achieved for a performance measure, 100% of the performance-based RSUs will be earned for that performance measure. If the maximum performance level is achieved for a performance measure, 150% of the performance-based RSUs will be earned for that performance measure. For performance between two stated levels of performance, the level of achievement is determined by mathematical interpolation. The performance-based RSUs are eligible for dividends, but dividends will only be paid on the performance-based RSUs that are earned. Earned dividends will be paid in cash. Subject to certain limited exceptions, including but not limited to, change in control, death, disability and retirement (as defined in the Long-Term Plans), the performance-based RSUs are forfeited without consideration upon termination of employment. Performance-based RSUs granted in 2020 are earned based on performance against the following performance metrics:
Metric	Below Threshold	Threshold	Target	Maximum
Book Value Per Share Growth	—%	25%	50%	75%
ROAE	—%	25%	50%	75%
Aggregate Percentage Achievable at Each Performance Level	—%	50%	100%	150%
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The specific performance goals for the three-year period ending December 31, 2022 will be disclosed in the proxy statement for 2023. At the time the performance goals were approved by the Compensation Committee, it was believed they reflected an appropriate degree of stretch but were attainable based on successful execution of the Company’s business plan and the realization of macro-economic and financial market conditions reasonably aligned with the Company’s expectations.
Time-Based RSU and Option Grants: In 2020, the number of time-based RSUs awarded to Mr. Bhalla was equal to 55%, Mr. Hamalainen was equal to 48%, Messrs. Johnson and Lorenzen was equal to 29% and Ms. Montz was equal to 27%, respectively, of base salary on the grant date divided by the closing price of the Common Stock on the grant date. Mr. Hamalainen’s time-based RSU grant includes RSUs Mr. Hamalainen received as part of his employment arrangement sign-on bonus that he received when he joined the Company in July 2020. The number of time-based RSUs awarded to the named executive officers is included in the 2020 Grants of Plan-Based Awards table appearing in the Executive Compensation Tables section of this proxy statement. The time-based RSUs vest on the earlier of: (i) three years after the grant date; and (ii) attainment of age 65 and following 10 years of service with the Company for awards granted under the 2016 Employee Incentive Plan. The time-based RSUs vest on the earlier of: (i) three years after the grant date; and (ii) attainment of age 55 and following 10 years of service with the Company for awards granted under the Amended and Restated Employee Incentive Plan. The time-based RSUs are eligible for dividends, but dividends will only be paid on the time-based RSUs that vest. Vested dividends will be paid in cash. Subject to certain limited exceptions, including but not limited to, change in control, death, disability and retirement (as defined in the Long-Term Plans), any unvested time-based RSUs are forfeited without consideration upon termination of employment. Mr. Hamalainen received a time-based option grant of 36,249 options as part of his employment arrangement sign-on bonus that he received when he joined the Company in July 2020. These time-based options vest on the third anniversary of the date of grant.
Special Performance Vesting Stock Option Grants.   In addition, in November 2020, the Compensation Committee awarded Mr. Bhalla, each of the named executive officers and certain other employees a one-time stock option award. The one-time stock option award was granted to Mr. Bhalla, each of the named executive officers and certain other employees, to encourage their execution of the Company’s AEL 2.0 strategy without incenting undue risk taking. In awarding these options, the Compensation Committee considered a variety of factors including (i) the importance of the named executive officers and other employees in leading and executing the AEL 2.0 strategy, (ii) the need for additional retention strength for key talent in a highly competitive and acquisitive industry, and (iii) the absence of an incentive award (such as options linked with a performance target) that provides a reward for performance based exclusively on stock price appreciation in the annual equity grant mix that creates greater alignment with shareholders. These options are subject to both performance and service vesting conditions. None of these options will vest unless the Company’s stock price reaches $37.00 (based on a 30-day trading average) on or before the fifth anniversary of the grant date, an increase of 37% over the closing price of the Company's Common Stock on the date the options were granted (the “Stock Price Hurdle”). If the Company does not achieve the Stock Price Hurdle on or before the fifth anniversary of the grant date, the entire option award is forfeited. If the Stock Price Hurdle is met, 50% of these option awards will vest on the date the Stock Price Hurdle is satisfied or, if later, on the one-year anniversary of the grant date. The remaining 50% of these option awards will vest on the one-year anniversary of the date the first 50% of the option award becomes vested.
Under the terms of this special incentive, Mr. Bhalla received an option award of 244,050 options, Messrs. Johnson and Lorenzen received an option award of 49,565 options, and Ms. Montz and Mr. Hamalainen received an option award of 46,260 and 99,129 options, respectively. Mr. Bhalla’s award was limited to 244,050 options by the annual award limitation to any single individual during any single calendar year within the Company’s Amended and Restated Equity Incentive Plan. An additional option award was made on January 2, 2021 to Mr. Bhalla of 87,447 options. The Compensation Committee factored in the size of these awards when establishing Mr. Bhalla’s 2021 annual compensation.
Compensation Decisions Relating to 2021 Compensation
Base Salaries.   In November 2020, the Compensation Committee approved a base salary increase for Mr. Bhalla of 17.65%, effective as of January 1, 2021. The increase in base salary reflected that Mr. Bhalla’s total compensation was below the 50th percentile of the market consensus level when benchmarked against an updated peer group for 2021. The base salaries for each of the other named executive officers were left unchanged.
Short-Term Incentive Compensation.    In January 2021, the Compensation Committee approved the structure of the short-term incentive compensation program for 2021. The short-term incentive compensation for fiscal year 2021 will be paid, if earned, in cash, subject to the achievement of threshold, target and maximum performance goals approved by the Compensation Committee established with respect to annuity deposits (which includes a sales mix target, or alternatively, a reduced payout factor), non-GAAP operating income per share (excluding index credits, certain adjustments and notable items), and investment spread (excluding the impact of index credits) (the “2021
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Company Performance Measures”). The 2021 Company Performance Measures are weighted at 25% for annuity deposits, 25% for non-GAAP operating income per share, and 20% for investment spread, of the award opportunity, respectively. The remaining 30% of the award opportunity is based on individual goals related to Mr. Bhalla’s and each other named executive officer’s respective areas of responsibility. Attainment of each 2021 Company Performance Measure and individual goal is measured independently. Target and maximum award opportunities for fiscal year 2021 are 150% and 300% of base salary, respectively, for Mr. Bhalla and 70% and 140% of base salary, respectively, for each other named executive officer.
The 2021 Company Performance Measures are the same measures used in the 2020 Program except that non-GAAP operating income per share excludes index credits, certain adjustments and notable items and investment spread excludes the impact of index credits.
In April, the Compensation Committee approved threshold, target and maximum performance goals for the 2021 Company Performance Measures. The Compensation Committee is sensitive to having performance goals that reflect the appropriate balance between employee retention, motivation and reward and the interests of shareholders. Consistent with prior practice, the specific performance goals for the 2021 Company Performance Measures will be disclosed in next year’s proxy statement.
Long-Term Incentive Compensation.   In January 2021, the Compensation Committee approved the structure of the long-term incentive compensation program for 2021 and in February 2021, the Compensation Committee granted performance-based RSUs and options to the named executive officers. The Compensation Committee set the applicable performance goals in April 2021. The performance-based RSUs may pay out at threshold, target and maximum based upon performance goals approved by the Compensation Committee for the three-year period ending December 31, 2023. The performance-based RSUs performance measures are ROAE (excluding index credits, certain adjustments, notable items, AOCI and fair value changes in derivatives and embedded derivatives) and Return of Capital to Shareholders, based on dividends, stock buybacks and acquisitions made in lieu of returning capital to shareholders, each weighted at 50% and measured independently. ROAE is the same performance measure used for performance-based RSUs for the three-year period ending December 31, 2022 except that it excludes index credits, certain adjustments and notable items. Return of Capital to Shareholders is replacing Book Value per Share to directly align with the AEL 2.0 strategy and associated guidance with respect to return of capital to shareholders. Consistent with prior practice, the specific performance goals for the 2021 long-term equity incentive compensation program will be disclosed in the proxy statement for 2024.
Certain adjustments and notable items excluded from the 2021 short-term and long-term incentive compensation performance measures referenced above were set by the Compensation Committee in April 2021. Adjustments include the impact of tax law and accounting rule changes. Notable items include specific categories identified by management and approved by the Compensation Committee. Notable items will be disclosed in the Company's quarterly financial supplements.
The target number of performance-based RSUs granted to the named executive officers was equal to the following percentages of their base salary on the grant date divided by the closing price of the Common Stock on the grant date: Mr. Bhalla-150%; Messrs. Hamalainen, Johnson and Lorenzen-73%; and Ms. Montz-67%. If the threshold performance level is not reached for a performance measure, none of the performance-based RSUs will be earned for that performance measure. If the threshold performance level is achieved for a performance measure, 50% of the performance-based RSUs will be earned for that performance measure. If the target performance level is achieved for a performance measure, 100% of the performance-based RSUs will be earned for that performance measure. If the maximum performance level is achieved for a performance measure, 200% of the performance-based RSUs will be earned for that performance measure. For performance between two stated levels of performance, the level of achievement is determined by mathematical interpolation. The performance-based RSUs are eligible for dividends, but dividends will only be paid on the performance-based RSUs that vest. Vested dividends will be paid in cash. Subject to certain limited exceptions, including but not limited to, change in control, death, disability and retirement (as defined in the Amended and Restated Equity Incentive Plan), the performance-based RSUs are forfeited without consideration upon termination of employment.
The Compensation Committee is sensitive to having performance goals that reflect the appropriate balance between employee retention, motivation and reward and the interests of shareholders.
In February 2021, the Compensation Committee granted time-based RSUs to the named executive officers. The number of time-based RSUs granted to the named executive officers was equal to the following percentages of their base salary on the grant date divided by the closing price of the Common Stock on the grant date; Mr. Bhalla-75%; Messrs. Hamalainen, Johnson and Lorenzen-36%; and Ms. Montz-34%. The time-based RSUs vest three years after the grant date. The time-based RSUs are eligible for dividends, but dividends will only be paid on the time-based RSUs that vest. Vested dividends will be paid in cash. Subject to certain limited exceptions, including but not limited to, change in control, death, disability and retirement (as defined in the Amended and Restated Equity Incentive Plan), the time-based RSUs are forfeited without consideration upon termination of employment.
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In February 2021, the Compensation Committee granted time-based options to the named executive officers. The number of time-based options granted to the named executive officers was equal to the following percentages of their base salary on the grant date; Mr. Bhalla-75%; Messrs. Hamalainen, Johnson and Lorenzen-36%; and Ms. Montz-34%. The time-based options have an exercise price of  $27.40 per share, three year ratable vesting and a ten-year exercise term. Subject to certain limited exceptions, including but not limited to, change in control, death, disability and retirement (as defined in the Amended and Restated Equity Incentive Plan), the time-based options are forfeited without consideration upon termination of employment.
Additional Programs and Policies
Stock Ownership Guidelines.   We emphasize long-term equity compensation in our total compensation package for all employees and particularly for senior officers. We believe this helps align the interests of employees and officers with shareholder interests and creates an incentive to build our Common Stock value. On February 28, 2020, the Board of Directors adopted Stock Ownership Guidelines applicable to the Company’s executive officers. The Chief Executive Officer is required to own Common Stock with a value equal to five times the Chief Executive Officer’s base annual salary. Each other executive officer is required to own Common Stock with a value equal to three times the executive officer’s base annual salary. Executive officers have seven years from the later of (i) the date of adoption of the Stock Ownership Guidelines; and (ii) the date they become an executive officer subject to Section 16 of the Securities Exchange Act of 1934, as amended, to obtain the required Common Stock ownership.
The executive officers are required to retain 100%, of the net after-tax shares acquired from the vesting, settlement or exercise of equity awards until they meet the stock ownership level. Common Stock ownership levels are measured annually on December 31 and shares will be valued at the highest per share price over the prior 12-month period. Once an executive officer meets the applicable stock ownership level, no further investment in Common Stock is required to compensate for a subsequent decline in the market value of those shares or a change in salary. All named executive officers other than Mr. Bhalla and Mr. Hamalainen, have met the requirements of the Stock Ownership Guidelines. Messrs. Bhalla and Hamalainen were hired in 2020.
Hedging and Pledging Policy.   Our directors and executive officers are prohibited from engaging in forms of hedging or monetization transactions, such as certain types of forward contracts, equity swaps, collars, and exchange funds, which allow a shareholder to lock in much of the value of his or her stock holding without the full risks and rewards of stock ownership. In addition, directors and executive officers are prohibited from purchasing Company securities on margin or borrowing against any account in which shares of Common Stock are owned.
Incentive Compensation Repayment Policy.   On February 28, 2020, the Board of Directors adopted an Incentive Compensation Repayment Policy (the “Repayment Policy”) covering cash and equity incentive compensation earned on the basis of performance. The Repayment Policy covers current and former employees of the Company who are or were subject to Section 16 of the Securities Exchange Act of 1934, as amended, at the time the incentive compensation was earned by such individual (the “Covered Individual”). In the event of a restatement of the financial statements of the Company due to material non-compliance with any financial reporting requirements under the federal securities laws due to an act of embezzlement, fraud, breach of fiduciary duty, misconduct or gross negligence by a Covered Individual that results in a performance measure or specified performance target being restated, the Board of Directors may lower the amount of incentive compensation that would have been earned by the Covered Individual and require reimbursement or forfeiture of such amounts in excess of the lowered amount.
Prohibition on Repricing.   Our equity compensation plans prohibit us from reducing the exercise price of outstanding stock options or stock appreciation rights without shareholder approval.
Severance Plan.   The Company has a severance plan to provide benefits to employees, including the named executive officers, whose employment is terminated by the Company due to reorganization or reduction in our workforce. Additional details on the terms of the severance plan are described under “Potential Payments Upon Termination or a Change in Control.”
Change in Control and Separation Arrangements.   To promote retention of senior officers, we have entered into change in control agreements with a small group of our executives including each named executive officer. The terms of such agreements are described under “Potential Payments Upon Termination or a Change in Control”. We have no other written employment contracts or separation agreements with any of our named executive officers, other than with respect to Mr. Bhalla’s offer letter.
Other Compensation.   All of our employees are eligible to participate in our 401(k) plan once they have completed thirty days of employment with us and attained age 18. We match 100% of employee contributions to the 401(k) plan up to 3% of the employee’s total eligible compensation and match 50% of employee contributions up to the next 2% of the employee’s total eligible compensation, subject to the limitations specified in the Internal Revenue Code of 1986 (the “Code”).
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Moreover, employees are eligible to participate in the Employee Stock Ownership Plan (“ESOP”). The principal purpose of the ESOP is to provide each eligible employee with an equity interest in the Company. Employees become eligible once they have completed a minimum of six months of service and their interests in the ESOP become 100% vested after two years of their service to the Company. The Company makes semi-annual discretionary contributions to the ESOP.
All of our employees are eligible for insurance benefits including health, dental, long-term disability and life insurance. Employees also have access to employer-sponsored annuities.
Limited perquisites are available for our named executive officers. The only perquisite available to our named executive officers that was not available to our other employees in 2020 was limited personal travel on the Company’s aircraft.
Other Compensation Considerations
Timing of Compensation Decisions.   Base salaries and incentive compensation opportunities for executive officers are determined by the Compensation Committee at meetings held in the fourth quarter of the calendar year and the first two quarters of the next calendar year. Annual grants of equity awards are typically approved by the Compensation Committee in late February or early March. The grant date for equity awards is the same day as the Compensation Committee meeting and the number of shares for each equity grant is computed using the closing price of our Common Stock on the date of the Compensation Committee meeting. This timing and process is designed to ensure that our fourth quarter and full year financial results (typically released by mid-February) are fully disseminated in the market by the time the number of shares for equity grants is determined.
Risk Assessment.   The Compensation Committee, with the assistance of Pearl Meyer, reviewed the Company’s compensation policies and practices and concluded that for 2020 the risks arising from the Company’s policies and practices are not reasonably likely to have a material adverse effect on the Company.
Tax Implications of Executive Compensation.   Federal tax legislation passed in December 2017 repealed the “performance-based” exemption that previously allowed compensation over $1 million paid to certain executive officers to be deductible. In addition, the limitation on deductibility of compensation was expanded to include executive officers previously not subject to the limitation. As a result, for taxable years after December 31, 2017, compensation paid to our named executive officers in excess of  $1 million will not be deductible unless it qualifies for limited transition relief applicable to certain arrangements in place as of November 2, 2017.
Notwithstanding changes in the tax deductibility requirements, the Compensation Committee believes that a significant portion of our executive officers’ compensation should be tied to measures of performance of our business and intends to continue to implement compensation programs that it believes are competitive and in the best interests of the Company and its shareholders.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
COMPENSATION COMMITTEE
A. J. Strickland, III, Chair
Joyce A. Chapman
Brenda J. Cushing
2021 Proxy Statement	25

Executive Compensation Tables
Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1)(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation(4) ($)	Total ($)
John M. Matovina Chief Executive Officer and President	2020(5)	407,949	853,125	96,392	—	20,504	1,377,970
	2019	900,000	—	2,024,999	1,502,034	32,639	4,459,672
	2018	863,500	—	1,275,015	1,372,568	41,452	3,552,535
Anant Bhalla Chief Executive Officer and President	2020	795,512	1,107,681	5,751,942	1,716,537	45,488	9,417,160
Ted M. Johnson Chief Financial Officer and Treasurer	2020	573,000	—	1,320,777	536,247	32,483	2,462,507
	2019	556,000	—	750,611	649,546	31,121	1,987,278
	2018	538,500	—	780,668	594,283	36,702	1,950,153
Jeffrey D. Lorenzen Exec. Vice President and Chief Investment Officer	2020	508,000	—	1,226,548	464,304	39,778	2,238,630
	2019	493,000	—	665,568	575,947	30,325	1,764,840
	2018	477,500	—	624,268	543,899	35,237	1,680,904
Renee D. Montz Exec. Vice President, General Counsel and Secretary	2020	472,000	—	1,094,477	434,842	30,923	2,032,242
	2019	458,000	—	618,283	535,058	29,686	1,641,027
	2018	442,500	—	680,908	473,148	30,503	1,627,059
James L. Hamalainen Exec. Vice President and Chief Client Solutions Officer, American Equity Life	2020	242,939	107,412	1,704,977	497,096	12,562	2,564,986

(1)
Except for Mr. Matovina, amounts for 2020 reflect grant date fair value pursuant to FASB ASC Topic 718 of performance-based RSUs (assuming target performance is the probable outcome), time-based RSUs, options and performance-based options, each as previously described above under “CEO Transition”, “Long-Term Equity Compensation for 2020” or “Special Performance Vesting Stock Option Grants” in the Compensation Discussion and Analysis. For further information, please see Note 11 Retirement and Share-based Compensation Plans in the Notes to Consolidated Financial Statements of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020. Grant date fair value for the 2020 performance-based RSUs is $1,869,997 for Mr. Bhalla, $664,667 for Mr. Johnson, $589,278 for Mr. Lorenzen, $509,763 for Ms. Montz, and $240,022 for Mr. Hamalainen. Grant date fair value assuming payout at maximum performance would be $2,804,995 for Mr. Bhalla, $997,000 for Mr. Johnson, $883,917 for Mr. Lorenzen, $764,644 for Ms. Montz, and $360,033 for Mr. Hamalainen. Amounts for 2020 include awards of time-based RSUs with a grant date fair value of  $967,510 for Mr. Bhalla, $166,160 for Mr. Johnson, $147,320 for Mr. Lorenzen, $127,434 for Ms. Montz, and $240,022 for Mr. Hamalainen. In addition, amounts for 2020 include options for Mr. Bhalla with a grant date fair value of  $502,000 and for Mr. Hamalainen with a grant date fair value of  $245,043 and performance-based options with a grant date fair value of  $2,412,435 for Mr. Bhalla, $489,950 for Messrs. Johnson and Lorenzen, $457,280 for Ms. Montz and $979,890 for Mr. Hamalainen. See 2020 Grants of Plan-Based Awards below for additional information on the 2020 stock awards. For Mr. Matovina, the amount for 2020 reflects grant date fair value of time-based RSUs granted for his service as a non-employee director and its value is based on the fair market value of the stock on the date of grant.

(2)
Amounts for 2019 and 2018 reflect grant date fair value pursuant to FASB ASC Topic 718 of performance-based RSUs (assuming target performance is the probable outcome), time-based RSUs and restricted stock granted under the long-term equity compensation programs for those years.

(3)
Amounts for 2020 consist of cash awards earned under the Short-Term Plan previously described above under “Short-Term Incentive Compensation for 2020” in the Compensation Discussion and Analysis. Amounts for 2019 and 2018 consist of cash awards earned under the short-term incentive compensation programs applicable for 2019 and 2018.

(4)
Amounts for 2020 include $17,100 for each named executive officer (except Mr. Matovina and Mr. Hamalainen) for Company contributions to the ESOP. In addition, amounts for 2020 include $11,400 for each named executive officer (except Mr. Matovina) for the Company match of 401k contributions. In addition, amounts for 2020 include $16,522 for Mr. Bhalla, $19,831 for Mr. Matovina, and $7,618 for Mr. Lorenzen related to personal use of corporate aircraft.

(5)
Mr. Matovina’s salary total includes payments made to him as President & Chief Executive Officer of  $265,949 and as a non-employee director of $142,000.

26	2021 Proxy Statement

The following table provides information regarding grants of plan-based awards including RSUs, stock options and non-equity compensation granted to the named executives during 2020.
2020 Grants of Plan-Based Awards
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards(8) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John M. Matovina	6/4/2020(3)	—	—	—	—	—	—	4,200	96,392
Anant Bhalla	1/27/2020(4)	—	—	—	—	—	—	9,364	250,019
	1/27/2020(4)	—	—	—	—	—	—	9,363	249,992
	1/27/2020(5)	—	—	—	—	—	—	50,000	502,000
	2/27/2020	—	—	—	17,444	69,776	104,664	—	1,869,997
	2/27/2020(6)	—	—	—	—	—	—	17,444	467,499
	11/19/2020(7)	—	—	—	—	—	—	122,025	1,193,405
	11/19/2020(7)	—	—	—	—	—	—	122,025	1,219,030
	N/A	212,500	1,275,000	2,550,000	—	—	—	—	—
Ted M. Johnson	2/27/2020	—	—	—	6,200	24,801	37,202	—	664,667
	2/27/2020(6)	—	—	—	—	—	—	6,200	166,160
	11/19/2020(7)	—	—	—	—	—	—	24,783	242,378
	11/19/2020(7)	—	—	—	—	—	—	24,782	247,572
	N/A	50,138	401,100	802,200	—	—	—	—	—
Jeffrey D. Lorenzen	2/27/2020	—	—	—	5,497	21,988	32,982	—	589,278
	2/27/2020(6)	—	—	—	—	—	—	5,497	147,320
	11/19/2020(7)	—	—	—	—	—	—	24,783	242,378
	11/19/2020(7)	—	—	—	—	—	—	24,782	247,572
	N/A	44,450	355,600	711,200	—	—	—	—	—
Renee D. Montz	2/27/2020	—	—	—	4,755	19,021	28,532	—	509,763
	2/27/2020(6)	—	—	—	—	—	—	4,755	127,434
	11/19/2020(7)	—	—	—	—	—	—	23,130	226,211
	11/19/2020(7)	—	—	—	—	—	—	23,130	231,069
	N/A	41,300	330,400	660,800	—	—	—	—	—
James L. Hamalainen	7/7/2020	—	—	—	2,730	10,920	16,380	—	240,022
	7/7/2020(6)	—	—	—	—	—	—	10,920	240,022
	7/7/2020(5)	—	—	—	—	—	—	36,249	245,043
	11/19/2020(7)	—	—	—	—	—	—	49,565	484,746
	11/19/2020(7)	—	—	—	—	—	—	49,564	495,144
	N/A	43,750	350,000	700,000	—	—	—	—	—

(1)
These awards represent the estimated payout under the short-term cash incentive compensation program applicable for fiscal year 2020 previously described above under “Short-Term Incentive Compensation for 2020” in the Compensation Discussion and Analysis. The actual cash incentive compensation earned is reflected above in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”

(2)
These awards represent the estimated payout of performance-based RSUs applicable for fiscal year 2020 previously described above under “Long-Term Equity Compensation Awarded for 2020” in the Compensation Discussion and Analysis. The number of performance-based RSUs granted that will be earned is dependent on the achievement of certain threshold, target and maximum performance goals for the three year period ending December 31, 2022. 50% of the performance-based RSUs granted will be earned if the Company meets threshold for each performance goal, 100% of the performance-based RSUs will be earned if the Company meets target for each performance goal and 150% of the performance-based RSUs will be earned if the Company meets maximum for each performance goal. The performance-based RSUs are eligible for dividends, but dividends will only be paid on the performance-based RSUs that vest. Vested dividends will be paid in cash.

(3)
This award represents the grant date fair value of the restricted stock award granted to Mr. Matovina for his service as a non-employee director. The vesting period for the restricted stock is the earlier of  (a) one year from the grant date or (b) the date of the next annual meeting.

(4)
These awards represent the time-based RSU grants for fiscal year 2020 that were granted to Mr. Bhalla previously described above under “CEO Transition” in the Compensation Discussion and Analysis. These time-based RSUs vest on the first and second anniversaries of Mr. Bhalla’s commencement of employment.

(5)
Mr. Bhalla’s award represents stock options to purchase shares of the Company’s Common Stock that were granted to Mr. Bhalla during fiscal year 2020 previously described above under “CEO Transition” in the Compensation Discussion and Analysis. Mr. Bhalla’s stock options have a five-year vesting period. Mr. Hamalainen’s award represents stock options to purchase shares of the Company’s Common Stock that were granted to Mr. Hamalainen during fiscal year 2020 previously described above under “Long-Term Equity Compensation Awarded for 2020” in the Compensation Discussion and Analysis. Mr. Hamalainen’s stock options have a three-year vesting period. These options were granted to Mr. Bhalla and Mr. Hamalainen as inducements for them to join the Company.

2021 Proxy Statement	27

(6)
These awards represent the time-based RSU grants for fiscal year 2020 previously described above under “Long-Term Equity Compensation Awarded for 2020” in the Compensation Discussion and Analysis. The time-based RSUs vest on the earlier of: (i) three years after the grant date; and (ii) attainment of age 65 and following 10 years of service with the Company for awards granted under the 2016 Employee Incentive Plan. The time-based RSUs vest on the earlier of: (i) three years after the grant date; and (ii) attainment of age 55 and following 10 years of service with the Company for awards granted under the Amended and Restated Employee Incentive Plan. The time-based RSUs are eligible for dividends, but dividends will only be paid on the time-based RSUs that vest. Vested dividends will be paid in cash.

(7)
These awards represent options to purchase shares of the Company’s Common Stock that were granted to encourage the execution of the Company’s AEL 2.0 strategy during fiscal year 2020 previously described above under “Special Performance Vesting Stock Option Grants” in the Compensation Discussion and Analysis These options are subject to both performance and service vesting conditions. None of these options will vest unless the Company’s stock price reaches $37.00 (based on a 30-day trading average) on or before the fifth anniversary of the grant date, an increase of 37% over the closing price of the Company's Common Stock on the date the options were granted (the “Stock Price Hurdle”). If the Company does not achieve the Stock Price Hurdle on or before the fifth anniversary of the grant date, the entire option award is forfeited. If the Stock Price Hurdle is met, 50% of the option award will vest on the date the Stock Price Hurdle is satisfied or, if later, on the one-year anniversary of the grant date. The remaining 50% of the option award will vest on the one-year anniversary of the date the first 50% of the option award vested.

(8)
Reflects grant date fair value of the performance-based RSUs, time-based RSUs and stock options pursuant to FASB ASC Topic 718. Grant date fair value was calculated using the closing market price of the Common Stock of  $26.70 for awards granted on 1/27/2020, $26.80 for awards granted on 2/27/2020, $22.95 for awards granted on 6/4/2020 and $21.98 for awards granted on 7/7/2020. Amounts for the performance-based RSUs assume target performance is the probable outcome.

The following table provides information about unvested stock options to acquire Common Stock, unvested performance-based RSUs, unvested time-based restricted stock and unvested time-based RSUs granted to named executive officers. Vesting schedules applicable to such awards are as follows:
•
Stock options granted in connection with the hiring of Mr. Bhalla have a 5-year vesting period and stock options granted in connection with the hiring of Mr. Hamalainen have a 3-year vesting period, subject to the executive’s continued employment through the applicable vesting date.

•
As described above, the options granted in November 2020 are subject to both performance and service vesting conditions. None of these options will vest unless the Company's stock price reaches $37.00 (based on a 30-day trading average) on or before the fifth anniversary of the grant date (the “Stock Price Hurdle”). If the Company does not achieve the Stock Price Hurdle on or before the fifth anniversary of the grant date, the entire option award is forfeited. If the Stock Price Hurdle is met, 50% of the option award will vest on the date the Stock Price Hurdle is satisfied or, if later, on the one-year anniversary of the grant date. The remaining 50% of the option award will vest on the one-year anniversary of the date the first 50% of the option award vested.

•
The performance-based RSUs vest at the end of the applicable three-year performance period and are paid out upon approval by the Compensation Committee of attainment of performance levels for the applicable three-year period. Subject to certain limited exceptions, including but not limited to, change in control, death, disability and retirement (as defined in the 2016 Employee Incentive Plan and the Amended and Restated Equity Incentive Plan), the performance-based RSUs are forfeited without consideration upon termination of employment.

•
The time-based restricted stock and time-based RSUs vest on the earlier of: (i) three years after the grant date; and (ii) attainment of age 65 and following 10 years of service with the Company for awards granted under the 2016 Employee Incentive Plan; and (iii) attainment of age 55 and following 10 years of service with the Company for awards granted under the Amended and Restated Employee Incentive Plan. Subject to certain limited exceptions, including but not limited to, change in control, death, disability and retirement (as defined in the 2016 Employee Incentive Plan and the Amended and Restated Equity Incentive Plan), the time-based restricted stock and time-based RSUs are forfeited without consideration upon termination of employment.

28	2021 Proxy Statement

	Outstanding Equity Awards at December 31, 2020
			Option Awards			Stock Awards
Name	Grant Date	Vesting Date	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
John M. Matovina(5)	2/27/2018	—(2)	—	—	—	—	—	48,281	1,335,452
	2/28/2019	—(3)	—	—	—	—	—	55,450	1,533,747
	6/4/2020	6/4/2021	—	—	—	4,200	116,172	—	—
Anant Bhalla	1/27/2020	1/27/2025	50,000	26.70	1/27/2030	—	—	—	—
	1/27/2020	1/27/2021	—	—	—	9,364	259,008	—	—
	1/27/2020	1/27/2022	—	—	—	9,363	258,981	—	—
	2/27/2020	—(4)	—	—	—	—	—	69,776	1,930,004
	2/27/2020	2/27/2023	—	—	—	17,444	482,501	—	—
	11/19/2020	11/19/2021(7)	122,025	27.05	11/19/2030	—	—	—	—
	11/19/2020	11/19/2022(7)	122,025	27.05	11/19/2030	—	—	—	—
Ted M. Johnson	2/27/2018	— (2)	—	—	—	—	—	21,074	582,907
	2/27/2018	2/27/2021	—	—	—	3,512	97,142	—	—
	2/28/2019	—(3)	—	—	—	—	—	18,973	524,793
	2/28/2019	2/28/2022	—	—	—	4,743	131,191	—	—
	2/27/2020	—(4)	—	—	—	—	—	24,801	685,996
	2/27/2020	2/27/2023	—	—	—	6,200	171,492	—	—
	11/19/2020	11/19/2021(7)	24,783	27.05	11/19/2030	—	—	—	—
	11/19/2020	11/19/2022(7)	24,782	27.05	11/19/2030	—	—	—	—
Jeffrey D. Lorenzen	2/27/2018	— (2)	—	—	—	—	—	18,687	516,882
	2/27/2018	2/27/2021	—	—	—	3,115	86,161	—	—
	2/28/2019	—(3)	—	—	—	—	—	16,823	465,324
	2/28/2019	2/28/2022	—	—	—	4,206	116,338	—	—
	2/27/2020	—(4)	—	—	—	—	—	21,988	608,188
	2/27/2020	2/27/2023	—	—	—	5,497	152,047	—	—
	11/19/2020	11/19/2021(7)	24,783	27.05	11/19/2030	—	—	—	—
	11/19/2020	11/19/2022(7)	24,782	27.05	11/19/2030	—	—	—	—
Renee D. Montz(6)	2/27/2018	— (2)	—	—	—	—	—	17,295	478,380
	2/27/2018	2/27/2021	—	—	—	2,883	79,744	—	—
	2/28/2019	—(3)	—	—	—	—	—	15,628	432,270
	2/28/2019	2/28/2022	—	—	—	3,907	108,068	—	—
	2/27/2020	—(4)	—	—	—	—	—	19,021	526,121
	2/27/2020	2/27/2023	—	—	—	4,755	131,523	—	—
	11/19/2020	11/19/2021(7)	23,130	27.05	11/19/2030	—	—	—	—
	11/19/2020	11/19/2022(7)	23,130	27.05	11/19/2030	—	—	—	—
James L. Hamalainen	7/7/2020	7/7/2023	36,249	21.98	7/7/2030	—	—	—	—
	7/7/2020	—(4)	—	—	—	—	—	10,920	302,047
	7/7/2020	2/27/2023	—	—	—	10,920	302,047	—	—
	11/19/2020	11/19/2021(7)	49,565	27.05	11/19/2030	—	—	—	—
	11/19/2020	11/19/2022(7)	49,564	27.05	11/19/2030	—	—	—	—

(1)
Calculated based on the closing market price of the Common Stock on December 31, 2020, which was $27.66.

(2)
The unearned shares included in this row represent performance-based RSUs awarded during 2018. As our performance as of the end of 2020 for the related performance period exceeded the target performance goals, these awards are shown at maximum (150% of target). These awards vested at 128.44% of target based on actual performance over the three-year period ended December 31, 2020, as certified by the Compensation Committee on February 27, 2021.

(3)
The unearned shares included in this row represent performance-based RSUs awarded during 2019. As our performance as of the end of 2020 for the related performance period would have resulted in a payout near target, these awards are shown at target. However, the amount, if any, of these awards that will be paid out will depend upon the actual performance over the full three-year performance period ending December 31, 2021, and the Compensation Committee’s certification of the performance.

(4)
The unearned shares included in this row represent performance-based RSUs awarded during 2020. As our performance as of the end of 2020 for the related performance period would have resulted in a payout near target, these awards are shown at target. However, the amount, if any, of these awards that will be paid out will depend upon the actual performance over the full three-year performance period ending December 31, 2022, and the Compensation Committee’s certification of the performance.

(5)
Mr. Matovina’s 2020 grant is related to his service on the Company's Board of Directors. As Mr. Matovina was an employee until his retirement in 2020, his grant of time-based restricted stock is reflected in the above table and not in the Director Compensation table.

(6)
Pursuant to the terms of a separation agreement with Ms. Montz entered into on April 1, 2021, all of her then outstanding long-term incentive awards will remain outstanding and entitled to vest on the same basis as though she had remained employed by the Company.

(7)
The options granted in November 2020 are subject to both performance and service vesting conditions. None of these options will vest unless the Company’s stock price reaches the Stock Price Hurdle (based on a 30-day trading average) on or before the fifth anniversary of the grant date. If the

2021 Proxy Statement	29

Company does not achieve the Stock Price Hurdle on or before the fifth anniversary of the grant date, the entire option award is forfeited. If the Stock Price Hurdle is met, 50% of the option award will vest on the date the Stock Price Hurdle is satisfied or, if later, on the one-year anniversary of the grant date. The remaining 50% of the option award will vest on the one-year anniversary of the date the first 50% of the option award vested.
Option Exercises and Stock Vested
Set forth below are the stock option exercises and the stock vested for the named executive officers during 2020.
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John M. Matovina	27,750	660,772	23,347	625,700
Anant Bhalla	—	—	—	—
Ted M. Johnson	—	—	19,047	485,567
Jeffrey D. Lorenzen	—	—	16,993	434,097
Renee D. Montz	—	—	15,686	400,710
James L. Hamalainen	—	—	—	—
Potential Payments Upon Termination or a Change in Control
Aside from the change in control agreements described below, we have no employment contracts or separation agreements with any of our named executive officers.
As described above in the Compensation Discussion and Analysis and reported in the Summary Compensation Table, Mr. Matovina received a stay retention bonus of  $853,125 pursuant to his retirement and separation agreement with the Company. Mr. Matovina’s change in control agreement, including his right to receive an amount equal to a full gross-up for any excise tax incurred by him as a result of receiving change in control payments, terminated upon his retirement on April 16, 2020. Since he has ceased his service as an officer and employee, Mr. Matovina is not eligible for any additional termination or change in control payments other than those that may apply pursuant to the terms of any award agreement under the 2016 Employee Incentive Plan. Accordingly, references to the named executive officers under this heading, Potential Payments Upon Termination or a Change in Control, do not include Mr. Matovina.
Under the terms of his offer letter, Mr. Bhalla is eligible for severance if he is terminated other than for Cause, death or disability. "Cause" generally includes (i) willful and continued failure to substantially perform Mr. Bhalla's duties (other than due to incapacity due to physical or mental illness); (ii) conviction of, or entering of a guilty plea or a plea of no contest to, a felony; (iii) willful engagement in illegal conduct or gross misconduct; or (iv) material failure to comply with the Company's policies or rules, or any agreement between the Company and Mr. Bhalla. Mr. Bhalla is not eligible for such severance benefits if he fails to sign a general release and waiver of claims as part of a termination agreement that contains standard provisions including a non-disparagement provision and/or if he does not allow the release and waiver to become fully effective. The severance payable under Mr. Bhalla's offer letter is (a) twenty-four (24) months of Mr. Bhalla's base salary and (b) Mr. Bhalla's Short-Term Performance Incentive Plan target bonus opportunity for the year in which his employment terminates. Mr. Bhalla would have received a severance benefit in the amount of  $2,975,000 had he qualified for such benefits on December 31, 2020.
Each of the other named executive officers are eligible for severance under the Company’s severance plan if they are terminated because of a reduction of or realignment in the Company’s workforce or elimination of their position, function or operation. They are not eligible for such severance benefits if they take a comparable job with the Company, fail to sign a release of claims, do not remain in compliance with Company policies, fail to abide by all applicable confidentiality, non-solicitation, non-disclosure and non-compete policies, as applicable, and/or other specified reasons. The severance payable under the severance plan is two weeks of base pay for each year of the eligible recipient’s service with the Company. The severance plan has a minimum benefit of twelve weeks and a maximum benefit of 26 weeks of base pay. The following is the severance benefit that the named other executive officers would have received had they qualified for such benefits on December 31, 2020: Mr. Johnson-$286,500; Mr. Lorenzen-$214,923; Ms. Montz-$127,077 and Mr. Hamalainen-$115,384.
On April 1, 2021, Ms. Montz entered into a separation agreement with the Company under which she agreed to remain in the Company’s employ through June 15, 2021 to effect an orderly transition of her responsibilities.
30	2021 Proxy Statement

Ms. Montz also agreed to be bound by covenants for the benefit of the Company, including an agreement not to provide services to certain specified entities through the end of 2022. In consideration of these commitments, the Company agreed that her outstanding long-term incentive awards will continue to vest on the same basis as though she had remained employed, and will pay her, in four quarterly installments following her termination, the following cash benefits: (i) the base salary, based on her annual rate of  $472,000, she would have received had she remained employed through March 31, 2022 (i.e., for 9 1/2 months following her termination date), (ii) $413,000, which is equal to 125% of her target annual incentive opportunity for 2021, and (iii) $15,000 in respect of the cost of continuing her medical benefits coverage. These benefits are in lieu of, and not in addition to, any benefits that would have been payable under the Company’s severance plan.
Subject to certain limited exceptions, if a named executive officer experiences a termination of employment with the Company that is not in connection with a change in control or due to death, disability, retirement or a qualifying termination under the Company’s severance plan as describe above, the named executive officer would be entitled only to the following payments and benefits, which are provided pursuant to the terms of the plan or contract governing such payment or benefit or are otherwise applicable to all Company employees (such payments and benefits, the “Accrued Amounts”):
•
Accrued and unpaid base salary through the termination date (two week notice of termination by either the employer or employee is required), with no right to receive any cash bonus or incentive amounts not earned prior to notice of termination;

•
The right to exercise vested stock options within thirty or sixty days of the termination date depending on the terms of the stock options;

•
Distribution of the executive’s 401(k) account and ESOP account;

•
COBRA benefits, if elected, for the purchase of medical and dental insurance; and

•
The right to convert group life insurance to an individual policy without proof of insurability, at the executive’s ongoing expense.

We entered into change in control agreements with a small group of senior executives, including each of the named executive officers, which would provide payments and benefits to them if their employment with the Company terminates under certain circumstances following a “change in control” (as defined below) of the Company. Such circumstance includes the executive’s discharge without “Cause” (as defined below) or voluntary resignation by the executive for “Good Reason” (as defined below). We refer to such a termination of employment as a “Qualifying Change in Control Termination”. If any of the named executive officers receive change in control payments, they are ineligible to receive severance under the Company’s severance plan.
A “change in control” is defined to include: (i) the acquisition by any person of 35% of the combined voting power of the Company; (ii) a majority of the directors originally on the Board of Directors (and with certain designated successors) ceasing to constitute a majority of the Board of Directors; (iii) a merger with another entity in which the Company’s voting securities cease to represent at least 50% of the combined voting power of the surviving entity; or (iv) the sale of substantially all of the assets of the Company.
“Cause” under the change in control agreements generally includes (i) the executive’s willful and continued failure to substantially perform the executive’s duties (other than a failure resulting from the executive’s incapacity due to physical or mental illness), after a written demand for substantial performance from the Board of Directors; (ii) the conviction of the executive of, or an entering of a guilty plea or a plea of no contest by the executive to, a felony; or (iii) the willful engaging by the executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.
“Good Reason” generally means any of the following without the executive’s consent and subject to certain notice and cure periods: (i) subject to certain exceptions, the assignment to the executive of any duties inconsistent with the executive’s position, including any change in status, authority, duties or responsibilities or any other action that results in a material diminution in such status, authority, duties or responsibilities; (ii) a reduction in the executive’s base salary; (iii) the relocation of the executive’s office to a location more than 50 miles from the executive's current office location; (iv) unless a plan providing a substantially similar compensation or benefit is substituted, (a) the Company’s failure to continue in effect any fringe benefit or compensation plan, retirement plan, life insurance plan, health and accident plan or disability plan in which the executive is participating prior to the change in control which adversely affects the executive’s total compensation in a material manner, or (b) the Company’s action that adversely affects the executive’s participation in or materially reduces or deprives him of his benefits under, such plans; or (v) the Company’s failure to obtain the assumption of the change in control agreement by a successor.
During the term of the change in control agreement and during the period in which the executive is entitled to receive base salary payments, the executive may not (i) solicit or entice any other employee to leave us or our affiliates
2021 Proxy Statement	31

to go to work for any competitor, or (ii) request or advise a customer or client of ours or our affiliates to curtail or cancel its business relationship with us or our affiliates.
If a Qualifying Change in Control Termination of a named executive officer occurs within thirty-six months following a change in control (or twenty-four months, in the case of Mr. Hamalainen), the named executive officer would be entitled to receive the following, in addition to the Accrued Amounts described above:
•
Base salary payments for three years (or two years, in the case of Mr. Hamalainen), payable in installments for Mr. Bhalla and payable in a lump sum for Mr. Johnson, Mr. Lorenzen, Ms. Montz and Mr. Hamalainen;

•
A cash lump sum equal to the amount of the target annual bonus that the executive would receive for the year in which the executive’s termination occurs, prorated through the date of termination;

•
A cash lump sum equal to three times (or two times in the case of Mr. Hamalainen) the executive’s target annual bonus;

•
Automatic vesting of unvested stock options, unvested shares of time-based restricted stock, unvested performance-based RSUs at target performance levels and unvested time-based RSUs; and

•
Continuation of health, dental and life insurance benefits during the salary continuation period.

Each of the named executive officer’s change in control agreements provide that if payments and benefits provided to them would constitute an “excess parachute payment” for purposes of Section 280G of the Code, they would have their payments and benefits reduced to the highest amount that could be paid without triggering Section 280G of the Code or, if greater, receive the after-tax amount of the payment taking into account the excise tax imposed under Section 4999 of the Code and any applicable federal, state and local taxes. None of the named executive officers is entitled to an excise tax gross-up under the terms of these agreements.
The following table sets forth the estimated amount of compensation each named executive officer would receive upon a Qualifying Change in Control Termination that took place on December 31, 2020. No target annual bonus amounts are included for the year of termination since such bonus amounts are earned for a termination occurring on December 31.
	Potential Payments Upon Termination or Change in Control
Name	Base Salary Payment ($)	Bonus(1) ($)	Value of Acceleration of Stock Options(2) ($)	Value of Acceleration of Restricted Stock and Restricted Stock Units(3) ($)	Excise Tax Gross Up ($)	Group Insurance Benefits ($)	Total ($)
Anant Bhalla	2,550,000	3,825,000	196,871	2,084,112	—	99,452	8,755,435
Ted M. Johnson	1,719,000	1,203,300	30,235	1,661,250	—	90,447	4,704,232
Jeffrey D. Lorenzen	1,524,000	1,066,800	30,235	1,472,955	—	87,445	4,181,435
Renee D. Montz(4)	1,416,000	991,200	28,219	1,325,796	—	87,445	3,848,660
James L. Hamalainen	1,000,000	700,000	266,363	378,730	—	58,521	2,403,614

(1)
2020 bonus amount is three times (two times for Mr. Hamalainen) the target annual bonus under the 2020 Program described above under “Short-Term Incentive Compensation for 2020” in the Compensation Discussion and Analysis.

(2)
Our stock option awards provide for automatic vesting upon a change in control or upon death or disability. These values were calculated based on the difference between the exercise price of the options and the closing price of the Common Stock on December 31, 2020.

(3)
Our time-based restricted stock awards, performance-based RSU awards and time-based RSU awards provide for automatic vesting upon a change in control or upon death or disability. For information concerning unvested time-based restricted stock, performance-based RSUs and time-based RSUs, see “Outstanding Equity Awards at December 31, 2020” in the Executive Compensation Tables. These values were calculated based on the closing market price of the Common Stock on December 31, 2020 and the assumption that the target number of shares for performance-based RSUs vest.

(4)
Ms. Montz ceased to be eligible to receive benefits under her change in control agreement upon execution of her separation agreement.

CEO Pay Ratio
We are required to disclose the ratio of the median annual total compensation of all employees (except our Chief Executive Officer) to the annual total compensation of our Chief Executive Officer. For the purposes of this disclosure, we identified the median employee, excluding our Chief Executive Officer, based on our payroll as of December 31, 2020, and have compared the median employee’s compensation with that payable to Mr. Bhalla. The median employee was determined using a consistently applied compensation measure, which was total cash compensation from January 1, 2020 through December 31, 2020. Total cash compensation included salary, bonus and holiday gift
32	2021 Proxy Statement

compensation. As permitted by the SEC rules, we annualized only the compensation for those employees who worked on a full-time, permanent basis but were hired after January 1, 2020. The median employee for 2020 was different from the median employee for 2019 following significant hiring by the Company in 2020. The consistently applied compensation measure, total cash compensation, was identical for 2020 and 2019.
For 2020, the annualized compensation of our Chief Executive Officer was $9,609,258 and the compensation of our median employee was $83,924, resulting in a CEO pay ratio of 114:1.
The 2020 pay ratio calculation includes one-time sign-on awards that Mr. Bhalla received when he was hired by the Company in January 2020.
This ratio represents a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll records and the methodology described above. Significant flexibility is provided to companies in determining their median employee, and our ratio may not be useful for comparison to those reported by other companies, including those in our peer group and industry.
2021 Proxy Statement	33

Proposal 3—Advisory Vote on Executive Compensation
As discussed in “Compensation Discussion and Analysis,” our compensation policies and programs are designed to attract and retain highly qualified and motivated executive officers and employees, encourage and reward achievement of our annual and long-term goals and encourage executive officers and employees to become shareholders with interests aligned with those of other shareholders. The primary elements of compensation for most of our executive officers include: (1) base pay; (2) annual cash incentive compensation; and (3) long-term equity compensation. A substantial portion of the compensation awarded each year to our executive officers is variable based on achieving performance objectives. This compensation structure is central to the Company’s ability to attract, retain and motivate individuals who can achieve superior financial results. Please refer to “Compensation Discussion and Analysis” for an overview of the compensation of the Company’s named executive officers.
A primary focus of the Compensation Committee is whether the Company’s executive compensation program serves the best interests of the Company’s shareholders. At the Company’s 2020 Annual Meeting, 96% of the votes cast by shareholders approved the executive compensation program described in the proxy statement for that meeting.
Pursuant to Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), we are asking for shareholder approval of the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules under “Compensation Discussion and Analysis,” the related compensation tables and the narrative discussion following the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this proxy statement. Accordingly, we ask our shareholders to vote on the following resolution:
“RESOLVED, the shareholders of American Equity Investment Life Holding Company approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Company’s Proxy Statement for the 2021 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2020 Summary Compensation Table and the other related tables and disclosures.”
This vote is advisory and not binding on the Company, the Compensation Committee or the Board of Directors. The Board of Directors and Compensation Committee value the opinions of the Company’s shareholders. To the extent there is a significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider those shareholders’ concerns, and the Board of Directors and Compensation Committee will evaluate whether any actions are necessary to address those concerns. We currently provide our shareholders with the opportunity to vote on the compensation of our named executive officers at each annual meeting.
If a quorum exists, action on this proposal will be approved if the votes cast favoring the proposal exceed the votes cast opposing the proposal.
The Board of Directors unanimously recommends you vote FOR the approval of the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.
34	2021 Proxy Statement

Additional Information
Human Capital
Throughout the Company’s 25-year history, the Company has upheld the ethos of our founder, “It’s not about the building, the charter or the policy form… it’s about the people.” In 2020, the Company began an exciting journey with a new chief executive officer and a new strategy, AEL 2.0. The Company leveraged its people-first focus with commitments to hiring, developing and retaining talented team members as evidenced by the Company’s 7.7% year over year increase in full time employees, diversification of its employee base from 10 states to 27, and a 92% retention rate.
As of December 31, 2020, the Company employed 655 full-time and two part-time team members. During 2020, 101 employees were hired at the following levels: 8 senior leaders, 12 managers, 78 staff and 3 interns. 95% of the Company’s employees are located in Iowa with 5% employed at locations outside of Iowa. All Company employees are located in the United States, and none are represented by a labor union or covered by a collective bargaining agreement. As of December 31, 2020, the Company engaged 38 independent contractors.
Before the onset of COVID-19, approximately 97% of the Company’s team members worked in its two central office locations. The Company acted quickly to protect team member health and safeguard its business by sending approximately 91% of the workforce to work remotely. Safety protocols and facility upgrades were implemented for the essential on-site team members, and a COVID-19 care program comprised of COVID-related paid time off, updated benefits, and management best practices was implemented. Return to office planning has since commenced, with a core ten person cross-functional team meeting weekly to establish policies and practices to facilitate effective return to office and plan for the future of work.
Engagement and Alignment.   For the tenth year in a row, the Company was honored in 2020 as a Top Iowa Workplace. This designation was based solely on employee feedback gathered through a third-party survey administered by employee engagement technology partner, Energage, LLC. The Company emerged as a Top Workplace based on 15 drivers of engaged cultures, including alignment, execution and connection.
As the Company introduced the AEL 2.0 strategy, culture remained in focus. Town hall meetings and chief executive officer video updates ensured all team members were clear on direction, priorities, and the collaborative spirit essential to success. In late 2020, 84% of the population responded to a culture survey conducted by an external resource, Partners in Leadership. Responses indicated cultural strengths in team member alignment, development and engagement. 85% of respondents would recommend the Company to friends and family as a great place to work and 81% of respondents agree with the direction the organization is headed. Partners in Leadership conducted four culture workshops to identify the belief shifts required to achieve AEL 2.0. The Company has since initiated a three-year plan to deploy culture champions, engage all team members and ensure our culture continues to strengthen and evolve at pace with our strategy.
To support a culture of co-celebration and encouragement, the Company maintains a Recognition Rewards program. During 2020, 92% of employees participated in the program tallying over 1,700 unique recognitions. Managers are provided with dedicated engagement funds for team events and celebrations and hosted highly attended drive-thru events that safely enabled team members to stay connected. The Company’s employee volunteer program, Difference Makers, and its Volunteer Time Off Program supported the Company’s commitment to community.
The Company has worked to bring together team members from diverse backgrounds and wants all voices to be heard. A series of three internal learning and listening opportunities to spark courageous conversations regarding diversity, equity and inclusion among team members and executive leadership were held. The Company also participated in the United Way Equity Challenge and offered Unconscious Bias training. This work culminated in insights that inspired the expansion of our mission with a long-term commitment to reinforcing societal equity and a holistic approach to inclusion. This starts with a commitment to playing a pivotal role in transforming the local communities in addition to enhancing the Company’s recruiting, retention and development practices. As of December 31, 2020, 36% of the Company’s Board of Directors and 56.4% of its employees, including 47.9% of manager and above employees, self-identified as women and minority individuals.
The Company’s competitive compensation programs are foundational to creating strategy alignment, activating performance, and celebrating collective success with every team member. The Company’s employee benefits package and engagement programs send a strong message of company commitment to team members.
Compensation and Benefits.   The Company consistently assesses the current labor market to refine its compensation program. The base salary structure is driven by competitive market analysis relative to functional job requirements. As evidence of our competitive pay positioning, our average comp-ratio is approximately 102% of
2021 Proxy Statement	35

salary range midpoint. Every team member is aligned to company strategy through a role-appropriate incentive compensation plan that pays out commensurate with the achievement of personal and/or organizational success measures depending upon position.
The Company’s employee benefits programs are designed to support its growing workforce’s evolving needs. Healthcare options for benefit-eligible employees aim to maintain affordable team member contribution and proactively promote physical and mental well-being. In 2020, 89% of employees elected coverage through Company sponsored medical plans; 90% of employees elected coverage through the Company sponsored dental plan; and 74% of employees elected coverage through the Company sponsored vision plan. The Company pays an average of 84% of the monthly medical premium.
In addition, the Company updated its free mental and behavioral health resources in 2020, including on-demand webinars through a web-based vendor. As of December 31, 2020, 27% of team members had utilized the program.
Team members are eligible to participate in the Company’s 401(k) plan once they have completed thirty days of employment and attained age 18. The Company matches 100% of team member contributions to the 401(k) plan up to 3% of the employee’s total eligible compensation and matches 50% of employee contributions up to the next 2% of the employee’s total eligible compensation, subject to the limitations specified in the Code.
The Company makes semi-annual discretionary contributions to the ESOP, which creates shareholder aligned equity interest in the Company for eligible employees. Employees become eligible once they have completed a minimum of six months of service, and their interests in the ESOP become 100% vested after two years of service to the Company.
Talent Development.   To support employees in reaching their full potential and building progressive careers, the Company encourages and invests in a wide variety of professional development opportunities and in-role stretch assignments. Approximately 6600 hours of training were delivered internally through the Company’s Academy for Excellence. In addition, team members accessed 794 hours of real-time LinkedIn Learning Content. The Company also provides access to a wide variety of external seminars, degree and certificate programs.
Talent development is a key leadership accountability, and in 2020, all direct reports to the chief executive officer had a portion of their short-term incentive tied to maximizing the impact of their function by establishing and implementing a target operating model, building team capacity, capability and succession, and enhancing personal leadership effectiveness.
36	2021 Proxy Statement

Security Ownership of Management and Certain Beneficial Owners
The following table sets forth the beneficial ownership of our Common Stock as of March 31, 2021 by: (i) each director and nominee for director; (ii) our chief executive officer, our chief financial officer and each of our other three most highly compensated executive officers; (iii) all executive officers, directors and nominees for directors as a group; and (iv) each shareholder known by us to be the beneficial owner of more than 5% of our Common Stock. On March 31, 2021, there were 95,482,733 shares of Common Stock outstanding.
	Shares Beneficially Owned(1)		Options included in Number of Shares Beneficially Owned(2)
Name of Beneficial Owner	Number	Percent
John M. Matovina	257,903	*	—
Ted M. Johnson(3)	127,753	*	—
Jeffrey D. Lorenzen(3)	81,910	*	—
Renee D. Montz(3)	54,268	*	—
Anant Bhalla(3)	73,884	*	—
Jim L. Hamalainen(3)	20,535	*	—
Joyce A. Chapman	52,114	*	14,000
Brenda J. Cushing	13,000	*	—
James M. Gerlach	229,667	*	—
Douglas T. Healy	3,150	*	—
Robert L. Howe	84,500	*	29,000
Michelle M. Keeley	4,200	*	—
William R. Kunkel	56,225	*	—
Alan D. Matula	26,220	*	—
David S. Mulcahy	118,439	*	—
Gerard D. Neugent(4)	102,522	*	14,000
Sachin Shah(5)	2,100	*	—
A. J. Strickland, III	290,100	*	—
All executive officers, directors and nominees for director as a group (22 persons)(3)	1,819,786	1.90%	57,000
5% Owners:
BlackRock, Inc 55 East 52nd Street New York, NY 10055(6)	13,524,283	14.16%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355(7)	10,323,472	10.81%
Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, TX 78746(8)	7,246,887	7.59%
Macquarie Group Limited 50 Martin Place Sydney, New South Wales, Australia(9)	5,017,811	5.26%
Brookfield Asset Management Inc. Brookfield Place 18 Bay Street, Suite 300 Toronto, Ontario M5J 2T3(10)	9,106,042	9.54%

*
Less than 1%.

2021 Proxy Statement	37

(1)
Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act and generally includes voting and investment power with respect to securities, subject to community property laws, where applicable.

(2)
This column includes stock options granted pursuant to the 2011 Directors Stock Option Plan that are exercisable within sixty (60) days of March 31, 2021.

(3)
Ownership includes shares held in our ESOP as follows: Mr. Bhalla—625 shares; Mr. Hamalainen—0 shares; Mr. Johnson—14,139 shares; Mr. Lorenzen—12,496 shares; Ms. Montz—4,776 shares. The total ownership of shares held in the ESOP by the executive officers is 56,872 shares.

(4)
Mr. Neugent is the trustee of a trust which holds 50,303 shares of Common Stock.

(5)
Under an arrangement between the parties, the restricted stock granted in respect of Mr. Shah’s service on the Board is granted to Brookfield or its affiliate.

(6)
Based on the Schedule 13G/A filed with the SEC on January 26, 2021, by BlackRock, Inc., BlackRock, Inc. reported sole voting power with respect to 13,388,796 shares, sole dispositive power with respect to 13,524,283 shares and no shared voting or dispositive power.

(7)
Based on the Schedule 13G/A filed with the SEC on February 10, 2021, by The Vanguard Group, The Vanguard Group reported no sole voting power, sole dispositive power with respect to 10,154,617 shares, shared dispositive power with respect to 168,810 shares and shared voting power with respect to 92,605 shares.

(8)
Based on the Schedule 13G/A filed with the SEC on February 12, 2021, by Dimensional Fund Advisors LP, Dimensional Fund Advisors LP reported sole voting power with respect to 7,054,028 shares, sole dispositive power with respect to 7,246,887 shares and no shared voting or dispositive power.

(9)
Based on the Schedule 13G/A filed with the SEC on February 12, 2021, by Macquarie Group Limited, Macquarie Group Limited reported sole voting power of Macquarie Investment Management Holdings Inc. with respect to 4,995,065 shares, sole voting power of Macquarie Investment Management Group Limited with respect to 4,006 shares, sole dispositive power of Macquarie Investment Management Holdings Inc. with respect to 4,995,065 shares, sole dispositive power of Macquarie Investment Management Group Limited with respect to 4,006 shares and no shared voting or dispositive power.

(10)
Based on the Schedule 13D filed with the SEC on December 2, 2020, by Brookfield Asset Management Inc., Brookfield Asset Management Inc. reported no sole voting power, no sole dispositive power, shared voting power with respect to 9,106,042 shares, and shared dispositive power with respect to 9,106,042 shares.

Equity Plan Information
The following table sets forth information as of December 31, 2020 concerning plans and arrangements the Company has with its directors, officers, employees and independent insurance agents under which they have received equity-based rights to receive shares of Common Stock. The Company has granted or reserved options, restricted stock and RSUs under the 2011 Directors Stock Option Plan, the 2012 Independent Insurance Agent Stock Option Plan (“2012 Agent Plan”), the Amended and Restated 2014 Independent Insurance Agent Restricted Stock and Restricted Stock Unit Plan (“2014 Agent Plan”), the 2016 Employee Incentive Plan and the Amended and Restated Equity Incentive Plan.
	Equity Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1) (#)	Weighted-average exercise price of outstanding options, warrants and rights(2) ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (#)
	(a)	(b)	(c)
Equity compensation plans approved by shareholders	1,597,722	25.23	3,485,509
Equity compensation plans not approved by shareholders	355,150	24.79	—
Total	1,952,872	25.10	3,485,509

(1)
Includes performance-based RSUs (assuming target performance goals are met) granted to employees that have not been earned as of December 31, 2020 as well as RSUs granted under the 2014 Agent Plan that have not been earned as of December 31, 2020.

(2)
Weighted-average exercise price does not take into account performance-based RSUs granted that have not been earned as of December 31, 2020.

The 2012 Agent Plan included in the “Equity compensation plans not approved by shareholders” line in the table above is intended to benefit the Company and its shareholders by assisting the Company’s wholly-owned operating subsidiary, American Equity Life, in attracting and retaining certain independent agents of outstanding ability and to align the interests of such independent agents with those of the Company’s shareholders by increasing their long-term financial stake in the Company’s continued success through the use of stock options. The 2012 Agent Plan provided for the issuance of up to an aggregate of 5,500,000 shares of Common Stock. The 2012 Agent Plan has terminated as to future awards without affecting the validity of options outstanding. The 2012 Agent Plan is administered by the Company’s Executive Committee. The Executive Committee has the authority to determine sales production criteria for the receipt of awards, the terms of all awards and provisions relating to vesting and any other terms and conditions or restrictions the Executive Committee deems appropriate. Options awarded under the 2012 Agent Plan are not transferable other than by will or the laws of descent and distribution. If there is a Change in Control, as defined in the 2012 Agent Plan, or the independent insurance agent dies, the vesting of all outstanding options will accelerate and any other restrictions will lapse.
38	2021 Proxy Statement

Related Person Transaction Disclosures
It is our policy to enter into or ratify Related Person Transactions (as defined below) only when the Board of Directors, acting through our Audit Committee or as otherwise described herein, determines that the Related Person Transaction in question is in, or is not inconsistent with, the best interests of the Company and its shareholders, including but not limited to situations where the Company may obtain products or services of a nature, quantity or quality, or on other terms, not readily available from alternative sources or when the Company provides products or services to related persons on an arm’s length basis on terms comparable to those provided to unrelated third parties or on terms comparable to those provided to employees generally. Therefore, the Company has adopted the procedures below for the review, approval or ratification of Related Person Transactions.
To deal with the potential conflicts inherent in such transactions, our Audit Committee adopted a written policy regarding Related Person Transactions. For the purposes of this policy, a “Related Person Transaction” is a transaction, arrangement, or relationship (or any series of similar transactions, arrangements, or relationships) in which the Company was, is, or will be a participant and the amount involved exceeds $120,000, and in which any related person had, has, or will have a direct or indirect material interest, and a “related person” means:
•
any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company;

•
any person who is known to be the beneficial owner of more than 5% of any class of our voting securities;

•
any immediate family member of any of the foregoing persons; and

•
any firm, corporation, or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

Any proposed transaction with a related person shall be consummated or amended only if the following steps are taken:
•
Counsel (either inside or outside) will assess whether the proposed transaction is a Related Person Transaction for purposes of this policy.

•
If counsel determines that the proposed transaction is a Related Person Transaction, the proposed transaction shall be submitted to the Audit Committee for consideration at the next committee meeting or, in those instances in which counsel, in consultation with the Chief Executive Officer or the Chief Financial Officer, determines that it is not practicable or desirable to wait until the next committee meeting, to the Chairman of the Audit Committee (who has been delegated authority to act between committee meetings).

•
The Audit Committee, or where submitted to the Chairman of the committee, the Chairman, shall consider all of the relevant facts and circumstances available to the committee or the Chairman, including (if applicable) but not limited to: (i) the benefits to the Company; (ii) the impact on a director’s independence in the event the related person is a director, an immediate family member of a director, or an entity in which a director is a partner, shareholder, or executive officer; (iii) the availability of other suppliers or customers for comparable products or services; (iv) the terms of the transaction; and (v) the terms available to unrelated third parties or to employees generally.

•
The Audit Committee (or the Chairman) shall approve only those Related Person Transactions in, or not inconsistent with, the best interests of the Company and its shareholders, as the committee (or the Chairman) determines in good faith. The Audit Committee or Chairman, as applicable, shall convey the decision to counsel, who shall convey the decision to the appropriate persons within the Company.

At the Audit Committee’s first meeting of each fiscal year, the committee shall review any previously approved Related Person Transactions that remain ongoing and have a remaining term of more than six months or remaining amounts payable to or receivable from the Company of more than $120,000. Based on all relevant facts and circumstances, taking into consideration the Company’s contractual obligations, the committee shall determine if it is in the best interests of the Company and its shareholders to continue, modify, or terminate the Related Person Transaction.
No member of the Audit Committee shall participate in any review, consideration, or approval of any Related Person Transaction with respect to which such member or any of his or her immediate family members is the related person.
During fiscal year 2020, the Company had the following Related Person Transaction:
BlackRock, Inc. (“BlackRock”) provides investment management services and licenses a risk management analytics tool to the Company. BlackRock is a shareholder known by the Company to be the beneficial owner of more than 5% of the Company’s Common Stock as set forth in the Security Ownership of Management and Certain Beneficial Owners section of this proxy statement. For 2020, the Company paid BlackRock and its affiliates an aggregate of $2,095,893 in the form of investment management and license fees.
2021 Proxy Statement	39

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act generally requires the officers and directors of a reporting company, and persons who own more than ten percent of a registered class of a reporting company’s equity securities, to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Based solely on our review of the copies of such reports received by us, or upon written representations received from certain reporting persons, we believe that during 2020, our officers, directors and ten-percent shareholders complied with all Section 16(a) filing requirements applicable to them other than one late Form 4 filing by Jennifer L. Bryant.
Shareholder Proposals for the 2022 Annual Meeting
Shareholder proposals to be considered for inclusion in our proxy statement for the annual meeting to be held in 2022 or shareholder proposals to be presented from the floor of the meeting must be submitted in writing to the Corporate Secretary, 6000 Westown Parkway, West Des Moines, Iowa 50266, and must comply with SEC rules to be eligible for inclusion in our proxy materials for our 2022 meeting.
A shareholder may present a proposal for inclusion in our proxy statement if such shareholder (i) is a record or beneficial owner of at least one percent or $2,000 in value of shares entitled to be voted at the meeting and has held the shares for at least one year prior to the time the proposal is submitted; and (ii) continues to own the shares through the date of the meeting. Any such proposal must be received by us prior to December 29, 2021.
In addition, under our Amended and Restated Bylaws, a shareholder who desires to present a proposal from the floor of the 2022 Annual Meeting of Shareholders must submit the proposal to the Corporate Secretary, and such proposal must be delivered (or mailed and received) between March 11, 2022 and April 11, 2022. Any such proposal must set forth as to each matter such shareholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of such shareholder, (iii) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by such shareholder, (iv) a description of all arrangements or understandings between such shareholder and any other person or persons (including their names) in connection with the proposal of such business by such shareholder and any material interest of such shareholder in such business and (v) a representation that such shareholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.
Shareholder Communications
Shareholders may communicate with the Company through its Investor Relations Department by writing to Investor Relations at 6000 Westown Parkway, West Des Moines, Iowa 50266.
Shareholders interested in communicating with our Board of Directors, any committee of the Board of Directors, any individual director or any group of directors should send written correspondence to American Equity Investment Life Holding Company Board of Directors, c/o Corporate Secretary, 6000 Westown Parkway, West Des Moines, Iowa 50266.
Householding; Annual Report on Form 10-K
The SEC permits companies and intermediaries, such as a brokerage firm or a bank, to satisfy the delivery requirements for Notices and proxy materials with respect to two or more shareholders sharing the same address by delivering only one Notice or set of proxy materials to that address. This process, which is commonly referred to as “householding,” can effectively reduce our printing and postage costs.
Certain of our shareholders whose shares are held in street name and who have consented to householding will receive only one Notice or set of proxy materials per household. If you would like to receive a separate set of proxy materials in the future, or if your household is currently receiving multiple copies of the same items and you would like to receive only a single copy at your address in the future, please contact Investor Relations, at 6000 Westown Parkway, West Des Moines, Iowa 50266 (1-888-221-1234, ext. 3602) and indicate your name, the name of each of your brokerage firms or banks where your shares are held, and your account numbers.
Simultaneously with the mailing of this proxy statement to certain of our shareholders, we are mailing our 2020 Annual Report and Form 10-K to shareholders of record on April 28, 2021. The Annual Report and Form 10-K are available online at www.american-equity.com.
Any shareholder who desires to obtain additional copies, free of charge, of our Annual Report on Form 10-K for the year ended December 31, 2020 (including our audited consolidated financial statements and financial statement schedules), as filed with the SEC, may contact Investor Relations, at 6000 Westown Parkway, West Des Moines, Iowa 50266 (1-888-221-1234, ext. 3602).
40	2021 Proxy Statement

Proxy — American Equity Investment Life Holding CompanyProxy Solicited by Board of Directors for Annual Meeting - June 10, 2021Anant Bhalla, David S. Mulcahy and Phyllis J. Zanghi, or any one of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of American Equity Investment Life Holding Company to be held on June 10, 2021 or at any postponement or adjournment thereof.This proxy when properly executed will be voted in the manner you direct on the reverse side. If you sign this proxy but provide no directions as to how to vote your shares for one or more of the proposals, then we will cast your votes under this proxy FOR all of the nominees listed in Proposal 1 and FOR Proposals 2 and 3.In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.(Continued and to be voted on reverse side.)PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held June 10, 2021.The Proxy Statement and our 2020 Annual Report are available at: http://viewproxy.com/americanequity/2021

Annual Meeting Proxy Card

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

1. Election of Directors:

	FOR	WITHHOLD
01 – Brenda J. Cushing	☐	☐
02 – Douglas T. Healy	☐	☐
03 – David S. Mulcahy	☐	☐
04 – Sachin Shah	☐	☐
05 – A.J. Strickland, III	☐	☐

☐ FOR ☐ AGAINST ☐ ABSTAIN

☐ FOR ☐ AGAINST ☐ ABSTAIN

I plan on attending the meeting ☐

Date: ____________________

____

Signature

____

Signature (if held jointly)

CONTROL NUMBER

SCAN TO
VIEW MATERIALS & VOTE

CONTROL NUMBER

PROXY VOTING INSTRUCTIONS

INTERNET

Vote Your Proxy on the Internet:

Go to www.AALvote.com/AEL

TELEPHONE

Vote Your Proxy by Phone:

Call 1 (866) 804-9616

MAIL

Vote Your Proxy by Mail:

Annual Meeting Proxy CardUsing a black ink pen, mark your votes with an X as shown inProposals — The Board recommends a vote “FOR” all nominees listed in Proposal 1 and “FOR” Proposals 2 and 3.2.To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2021. FOR  AGAINST  ABSTAIN3.To approve, on an advisory basis, the compensation of our named executive officers. FOR  AGAINST  ABSTAINNote: To transact such other business as may properly come before the meeting.I plan on attending the meeting Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signing for a corporation or partnership, authorized person should sign full corporation or partnership name and indicate capacity in which they sign.Date: CONTROL NUMBER SignatureSignature (if held jointly) PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.PROXY VOTING INSTRUCTIONSPlease have your 11 digit control number ready when voting by Internet or TelephoneInternet voting is available through 1:00 A.M. Central Time on June 10, 2021.INTERNETVote Your Proxy on the Internet:Go to www.AALvote.com/AELHave your proxy card available when you access the above website. Follow the prompts to vote your shares.TELEPHONEVote Your Proxy by Phone:Call 1 (866) 804-9616Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.MAILVote Your Proxy by Mail:Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.